EXHIBIT 4.56

TOPAZ SOLAR FARMS LLC
5.75% SERIES A SENIOR SECURED NOTES DUE 2039

INDENTURE
Dated as of February 24, 2012

The Bank of New York Mellon Trust Company, N.A.
As Trustee

i

Section 12.10	Waiver of Jury Trial	84
Section 12.11	No Adverse Interpretation of Other Agreements	84
Section 12.12	Successors	84
Section 12.13	Severability	84
Section 12.14	Counterpart Originals	84
Section 12.15	Table of Contents, Headings, etc.	84
Section 12.16	Force Majeure.	85

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	BASE CASE PROJECTIONS

v

INDENTURE dated as of February 24, 2012 between Topaz Solar Farms LLC, a Delaware limited liability company, and The Bank of New York Mellon Trust Company, N.A., as trustee.
RECITALS OF THE COMPANY
The Company has authorized the execution and delivery of this Indenture to provide for the issuance of its 5.75% Series A Senior Secured Notes due 2039 (the “Series A Notes”) and the issuance from time to time of additional senior secured notes (collectively with the Series A Notes, the “Notes”), to be issued in one or more series as in this Indenture provided.
All things necessary to make this Indenture a legal, valid and binding agreement of the Company, in accordance with its terms, have been done.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes or series thereof, as follows:

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section .Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto (or the form of Exhibit A1 to any Supplemental Indenture in the case of Notes issued after the Issue Date) bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Accounts” means, collectively, the Project Accounts and each cash collateral account referred to in any Note Document in which the Company has an interest, including any sub‑accounts within such accounts, which Project Accounts and cash collateral accounts shall each be subject to a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent (for the benefit of the Secured Parties).
“Actual Knowledge” means the actual knowledge of the president, chief financial officer or general counsel of the Company (or individuals serving in functionally equivalent positions after the Issue Date).
“Additional Insureds Endorsements” means any endorsement to each of the Company's existing owner's policies of title insurance with respect to (a) Option Property and (b) mitigation lands.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.09 hereof, as part of the same series as the Initial Notes.
“Affected Property” means, with respect to any Loss Event, the property of the Company which has been lost, destroyed, damaged, condemned, taken or otherwise adversely affected as a result of such Loss Event.
“Affiliate” of any specified Person means any other Person directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“Agent Fees” means any fees due and payable to any trustee, agent, or other Person acting in a representative or administrative capacity pursuant to any Financing Document.
“Alternative LC” means any letter of credit provided to the Company by any bank that is secured by the Collateral equally and ratably with the Secured Parties.
“Annual Operating Budget” means the operating plan and budget the Company shall adopt, on or prior to 60 days prior to the Project Completion Date and on or prior to 60 days prior to the end of each subsequent fiscal year, for the following calendar year with respect to the operation and maintenance of the Project, detailed by month, of anticipated revenues, anticipated revenue allocations under all waterfall levels set forth in the applicable section of the Depositary Agreement and anticipated expenditures, such budget to include debt service, proposed distributions, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies and including Capital Expenditures), in each case, applicable to the Project for the period, to the conclusion of such Fiscal Year, and for the corresponding periods with respect to each subsequent annual operating budget in customary form.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights by the Company; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by Section 4.15 hereof.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale (each a “Permitted Asset Sale”):
(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;
(2)    the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company);
(3)    licenses and sublicenses by the Company of software or intellectual property in the ordinary course of business;
(4)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(5)    the granting of Liens not prohibited by Section 4.12 hereof;
(6)    the sale or other disposition of Permitted Investments in the ordinary course; and
(7)    a Restricted Payment that does not violate Section 4.07 hereof.
“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or (b) such Person shall file a similar petition or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or (c) such Person shall apply for the appointment, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer or custodian with similar powers for itself or any substantial part of its property or assets; or (d) such Person shall make an assignment for the benefit of its creditors; or (e) such Person shall become insolvent, or admit in writing its inability to pay its debts generally as they become due; or (f) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable federal or state law and (i) the petition commencing the involuntary case is not timely controverted, or (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, or (iii) an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business, of such Person and such appointment is not vacated within 60 days, or (iv) an order for relief shall have been issued or entered therein; (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or all or a material part of its property shall have been entered; or (h) any other similar relief shall be granted against such Person under any applicable Bankruptcy Law.
“Bankruptcy Law” means the U.S. Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.
“Base Case Projections” means the base case projections of the Company's operating results for the Project set forth on Exhibit D attached hereto.
“Board of Directors” means
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)     with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or board of managers of any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board of Managers” means the managers of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Capital Expenditures” mean expenditures made by the Company to acquire or construct fixed assets, plant and equipment which, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company (including renewals, improvements and replacements thereto, but, notwithstanding the foregoing, excluding any such expenditures that are paid out of Loss Proceeds).
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Flow Available for Debt Service” means, for any period, the excess (if any) of (a) Project Revenues for such period over (b) the sum of (i) O&M Costs paid pursuant to Section 3.2(b)(i) or 3.2(c)(i) of the Depositary Agreement (and, for the avoidance of doubt, not paid out of the O&M Reserve Account) plus (ii) transfers to the O&M Reserve Account in satisfaction of the O&M Reserve Requirement, in each case during such period.
“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation by any Governmental Authority after the Issue Date or (b) any change in law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Issue Date.
“Change of Control” means the consummation of any transaction or series of transactions as a result of which the Sponsor shall cease to collectively own and control, directly or indirectly, at least 51% of both the voting power of the Voting Stock and economic interests of the Company; provided that no Change of Control shall be deemed to occur if, after the Project Completion Date, (a) a Person that has substantial experience as an owner or operator of at least 500 MW of electric-generating facilities, directly or indirectly, controls the Company as a result of such transaction and (b) if a Ratings Reaffirmation has been obtained in connection therewith.
“Clearstream” means Clearstream Banking, S.A. (or any successor securities clearing agency).
“Collateral” has the meaning assigned to it in the Security Documents.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as “Collateral Agent” under the Intercreditor Agreement and the Security Documents, and any successor thereto in such capacity.
“Collection Expenses” means all reasonable out-of-pocket costs or expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses, and taxes paid or payable as a result thereof), incurred or reasonably anticipated to be incurred by the Company in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds, as applicable.
“Company” means Topaz Solar Farms LLC, and any and all successors thereto.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consents” means (a) the consent and agreement, estoppel certificate or notice of assignment, as applicable, with respect to each Major Project Contract (other than the Option Contracts) in effect as of the Issue Date, in form and substance reasonably satisfactory to the LC Facility Administrative Agent and the Collateral Agent and (b) with respect to any replacement agreement relating to a Major Project Contract, a consent and agreement of each party to such replacement agreement (in each case, other than the Company) substantially in the form of the consent delivered with respect to such agreement being replaced, with such modifications as may be reasonably acceptable to the LC Facility Administrative Agent and the Collateral Agent.
“Construction Account” means the Construction Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“Construction Budget” means a budget setting forth all expected Project Costs through Final Completion, as may be modified from time to time in accordance with the Financing Documents.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Control Agreement” means any account control agreement entered into to establish “control” (within the meaning of the UCC) over any account established by the Company as permitted by the Financing Documents and required to be subject to the Lien of the Collateral Agent pursuant to the Financing Documents, in form and substance reasonably satisfactory to the Collateral Agent.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.
“CUP Financial Obligations Agreement” means the Agreement for Design and Funding of California Valley Land Acquisition Program under Conditional Use Permit DRC2008-00009 for Topaz Solar Farm Project, effective as of September 5, 2011, by and between the Company and SLO County.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Debt Service” means, for the Company and for any period, all obligations for principal and interest payments and any fees, expenses or other charges, including fees and Agent Fees, due or payable in respect of all Indebtedness for borrowed money in such period.
“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.
“Debt Service Reserve Account” means the Debt Service Reserve Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“Debt Service Reserve Requirement” means, as of each Quarterly Date after the Project Account Funding Date, an amount equal to the highest total six consecutive months of Debt Service scheduled to be due and payable under the Financing Documents to occur within three years after such Quarterly Date.
“Deed of Trust” means the Deed of Trust, Assignment of Leases, Rents and Profits, Security Agreement and Fixture Filing, to be dated as of the Issue Date, by the Company to the Trustee named therein for the benefit of the Collateral Agent (for the benefit of the Secured Parties), as the same may be replaced or modified as permitted under the Financing Documents.
“Deed of Trust Site” shall have the meaning assigned to the term “Site” in the Deed of Trust.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto (or the form of Exhibit A1 to any Supplemental Indenture in the case of Notes issued after the Issue Date) except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delayed Revenue LD Proceeds” mean the net cash proceeds received by the Company of any “Delay Liquidated Damages,” “Block Capacity Liquidated Damages,” “Partial Completion Milestone Delay Liquidated Damages” and “Construction Start Delay Liquidated Damages” (each as defined in the EPC Contract) and refunds of “Daily Delay Damages” paid to the Company under the PPA to the extent not paid or payable to the EPC Contractor under the EPC Contract.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Depositary Agent” means the depositary agent, bank and securities intermediary under the Depositary Agreement, together with its successors and permitted assigns in such capacities.
“Depositary Agreement ” means the Depositary Agreement, dated as of the Issue Date, among the Company, the LC Facility Administrative Agent, the Trustee, the Collateral Agent, the Depositary Agent and each other Person party thereto from time to time.
“Discretionary Capital Expenditures” means any Capital Expenditures (other than Required Capital Expenditures, Emergency Capital Expenditures and Capital Expenditures financed with the proceeds of voluntary equity contributions made to the Company) permitted to be made by the Company pursuant to the Financing Documents.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Distribution Suspense Account” means the Distribution Suspense Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“DTC” means The Depository Trust Company and its successors.
“Emergency Capital Expenditures” means those Capital Expenditures believed by the Company in its good faith judgment (as confirmed by the Independent Engineer) to be required to be expended as a result of the occurrence of an unanticipated event in order to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment or damage to Property; provided that such expenditures shall be in an aggregate amount not to exceed $10.0 million in any 12-month period.
“Eminent Domain Proceeds” means all Net Available Amount in respect of any Event of Eminent Domain.
“Energy” means electric energy measured in MWh and net of auxiliary loads and station electrical uses (unless otherwise specified).
“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Law” means, collectively, all federal, state or local laws, including common law, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law governing (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages and (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or human exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.
“EPC Contract” means the Engineering, Procurement and Construction Agreement, dated as of January 31, 2012, by and between the Company and the EPC Contractor.
“EPC Contractor” means First Solar Electric (California), Inc., a Delaware corporation.
“EPC Guaranty” means the First Solar Parent Guaranty, dated as of January 31, 2012, by and between the Company and the First Solar Parent, in respect of the EPC Contractor's obligations under the EPC Contract.
“Equity Contribution” means any amount contributed as equity to the Company by the Sponsor or Topaz Holding or any Affiliate thereof.
“Equity Contribution Agreement” means the Equity Contribution Agreement, to be dated as of the Issue Date, by and among the Sponsor, the Company and the Collateral Agent.
“Equity Interests” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred equity interests, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system (or any successor securities clearing agency).
“Event of Abandonment” means (i) the Company shall willfully and voluntarily cause a permanent suspension or cessation of the development, construction or operation of the Project, or (ii) the development, construction or operation of the Project shall be permanently suspended or ceased for a period of at least 30 consecutive days for any reason (other than force majeure); provided that, in each case, none of (A) scheduled maintenance of the Project, (B) repairs to the Project, whether or not scheduled, or (C) a forced outage or scheduled outage of the Project shall constitute abandonment or suspension of the Project so long as the Company is diligently attempting to end such suspension.
“Event of Default” has the meaning specified in Section 6.01 hereof.
“Event of Eminent Domain” means any (a) compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power or a transfer under threat of such compulsory transfer or taking by any Governmental Authority of all or any material portion of the Collateral or the Project or (b) action (or series of related actions) by which such Governmental Authority assumes custody or control of (i) all or any portion of the Project, (ii) the business operations of the Company or (iii) any Equity Interests in the Company, in each case, that is reasonably anticipated to last for more than 60 consecutive days.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project or other Property of the Company unless such taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, condemnation or similar action is (a) reasonably expected to last less than 90 days (and does not in fact last longer than 90 days) or (b) diligently contested in good faith by the Company and during the period of such contest, the enforcement of any contested item is effectively stayed.
“EWG” means an “exempt wholesale generator” as such term is defined in Section 1262 of PUHCA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extraordinary Proceeds Account” means the Extraordinary Proceeds Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Managers of the Company (unless otherwise provided in this Indenture).
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Final Completion” means the conditions for final completion set forth in the EPC Contract have been achieved.
“Final Completion Date” means the date when the various conditions precedent to final completion set forth in the EPC Contract have been fulfilled.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Financing Documents” mean (a) the LC Facility Documents or documents evidencing a Replacement LC Facility, as applicable, and (b) the Note Documents.
“First Solar Parent” means First Solar, Inc., a Delaware corporation.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Company ending on December 31 of each calendar year.
“Fitch” means Fitch Ratings and its successors and assigns.
“Funding Date” means any Business Day of each month occurring after the Issue Date, as determined by the Company in the applicable Withdrawal Certificate; provided that (a) there shall only be a single Funding Date for any month and (b) if no earlier date is so determined for any month, the Funding Date shall be the last day of such month; provided further that, in any event, if such day is not a Business Day, the Funding Date shall be the immediately preceding Business Day.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted

Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 and A2 hereto (or the form of Exhibit A1 and A2 to any Supplemental Indenture in the case of Notes issued after the Issue Date) and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
“Government Securities” means direct obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.
“Governmental Authority” means any federal, state or local court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Governmental Rule” means with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.
“Grantor” means the Company, each Pledgor and each other Person that may from time to time hereafter execute and deliver a Security Document as a “grantor” or “pledgor” (or the equivalent thereof).
“Green Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from the Project, and its displacement of conventional Energy generation.  Green Attributes include but are not limited to Renewable Energy Credits, as well as:  (1) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (2)  any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the Earth's climate by trapping heat in the atmosphere; and (3) the reporting rights to these avoided emissions, such as  Green Tag Reporting Rights.  Green Tag Reporting Rights are the right of a Green Tag Purchaser to report the ownership of accumulated Green Tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party at the Green Tag Purchaser's discretion, and include without limitation those Green Tag Reporting Rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program.  Green Tags are accumulated on a MWh basis and one Green Tag represents the Green Attributes associated with one (1) MWh of Energy.  Green Attributes do not include (i) any energy, capacity, reliability or other power attributes from the Project, (ii) production tax credits associated with the construction or operation of the Project and other financial incentives in the form of credits, reductions, or allowances associated with the project that are applicable to a state or federal income taxation obligation, (iii) fuel-related subsidies or "tipping fees" that may be paid to the Company to accept certain fuels, or local subsidies received by the generator for the destruction of particular preexisting pollutants or the promotion of local environmental benefits, or (iv) emission reduction credits encumbered or used by the Project for compliance with local, state, or federal operating and/or air quality permits.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case to the extent subject to regulation or for which liability can be imposed under any Environmental Law.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the securities register; provided that Topaz Holding or any Affiliate thereof shall not be deemed a Holder hereunder or in any other Note Document, with respect to the vote of Holders.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker's acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or
(6)    representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.
“Independent Auditors” means Deloitte & Touche LLP, or another nationally recognized accounting firm.
“Independent Engineer” means Black & Veatch Corporation, or another nationally recognized engineering consultant.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Amortization Payment Date” means September 30, 2015.
“Initial Notes” means the $850 million aggregate principal amount of Series A Notes issued under this Indenture on the Issue Date.
“Initial Purchasers” means Barclays Capital Inc., Citigroup Global Markets Inc., RBS Securities Inc., Lloyds

Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc. and RBC Capital Markets, LLC.
“Insurance Proceeds” means all Net Available Proceeds in respect of any property insurance policy (other than proceeds of business interruption insurance) covering the Project.
“Interconnection Agreements” means, collectively, (a) the First Amended Standard Large Generator Interconnection Agreement, dated as of October 19, 2011, by and among the Company, PG&E and CAISO, and referring to Carrizo Plain Solar Project, CAISO Queue Position Number 194, (b) the Standard Large Generator Interconnection Agreement, dated as of August 19, 2009, by and among the Company (as successor to First Solar Development, Inc., formerly known as Optisolar Inc.), PG&E and CAISO, and (c) the Large Generator Interconnection Agreement, dated as of April 20, 2011, by and among, the Company, PG&E and CAISO, and referring to Project: Desert Topaz PV2 (Q#242).
“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of the Issue Date among the Company, Topaz Holding, the LC Facility Administrative Agent, the Trustee, the Collateral Agent and the other Persons party thereto from time to time.
“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, and any Capital Expenditures.
“Issue Date” means February 24, 2012, the first date of issuance of Series A Notes under this Indenture.
“LC Disbursement” shall have the meaning assigned to such term in the Reimbursement Agreement or any Replacement LC Facility Agreement, as applicable.
“LC Facility” means the $345.0 million letter of credit facility and reimbursement facility under the LC Facility Documents, as each may be amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.
“LC Facility Administrative Agent” means the administrative agent under the LC Facility, together with its permitted successors in such capacity.
“LC Facility Documents” means the Reimbursement Agreement and the “Reimbursement Documents” (as defined in the Reimbursement Agreement).
“LC Facility Obligations” means all obligations of the Company under the LC Facility Documents.
“LC Facility Pro Rata Share” means, as of any date of determination, the amount (expressed as a percentage) of LC Facility Obligations or Replacement LC Facility Obligations, as applicable, outstanding at such time relative to the aggregate amount of all Secured Obligations outstanding at such time.
“LC Loan” shall have the meaning assigned to such term in the Reimbursement Agreement or any Replacement LC Facility Agreement, as applicable.
“Legal Requirements” means, as to any Person, any requirement under a Permit and any Governmental Rule, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.
“Lenders” shall have the meaning assigned to such term in the Reimbursement Agreement or any Replacement LC Facility, as applicable.
“Letters of Credit” means the letters of credit issued under any LC Facility.

“LGIA” means each of the large generator interconnection agreements among the Company, PG&E and CAISO.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For certainty, “Lien” shall not include any netting or set-off arrangements under any contract, agreement or other undertaking that is otherwise permitted to be entered into by the Company in accordance with the Financing Documents.
“Local Account” means one or more “local checking account(s)” or similar account(s) to be established by the Company at its election, which account(s) shall be subject to the Lien of the Collateral Agent pursuant to the Security Agreement (and covered by a Control Agreement) but to which the Company shall have at all times, other than during a Trigger Event, full access and signing authority for the purpose of writing checks or wiring funds for the payment of O&M Costs between Funding Dates; provided that the aggregate amount on deposit in all Local Accounts at any time shall not exceed $3.5 million.
“Loss Event” means any Notes Casualty Event or Event of Eminent Domain, as the context requires.
“Loss Proceeds” mean, individually and collectively, Insurance Proceeds and Eminent Domain Proceeds.
“Loss Proceeds Account” means the Loss Proceeds Account, so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“Major Project Contracts” mean each Option Contract, the EPC Contract, the EPC Guaranty, the O&M Agreement, the O&M Guaranty, the PPA, each Interconnection Agreement, the Module Warranty Agreement, the Module Warranty Guaranty and any Replacement Project Contract executed in replacement of all or any portion of such Major Project Contract with a term greater than one year.
“Material Adverse Effect” means a material adverse change in or a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Company, (b) the ability of any Grantor to fully and timely perform its obligations under the Financing Documents to which it is a party, (c) the legality, validity, binding effect or enforceability against any Grantor of the Financing Documents to which it is a party or (d) the rights and remedies available to, or conferred upon, any Secured Party under the Financing Documents.
“Maturity Date” means September 30, 2039.
“MBR Authority” means an order of FERC pursuant to Section 205 of the Federal Power Act (a) authorizing the Company to sell electric energy, capacity and specified ancillary services at negotiated (market-based) rates, (b) accepting the Company's market-based rate tariff under Section 205 of the Federal Power Act and (c) granting the Company regulatory waivers and blanket authorizations as are customarily granted by FERC to persons with market-based rate authority, including blanket authorization under Section 204 of the Federal Power Act to issue securities and assume liabilities.
“Module Warranty Agreement” means that certain Module Degradation Warranty Agreement, dated as of January 31, 2012, by and between the Company and the EPC Contractor.
“Module Warranty Guaranty” means the First Solar Parent Guaranty, dated as of January 31, 2012, by and among the Company and the First Solar Parent in respect of the EPC Contractor's obligations under the Module Warranty Agreement.
“Moody's” means Moody's Investors Service, Inc., a Delaware corporation, and its successors.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of

ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions.
“Necessary Project Permit” means, as of any date of determination, any Permit (including any environmental, regulatory or other Permit) that is necessary under Legal Requirements applicable to the Company, or that is otherwise necessary under any of the Financing Documents and the Major Project Contracts, to be obtained by or on behalf of the Company at such time, in light of the stage of ownership or operation of the Project, in each case in order for the Company to operate, maintain, repair, own or use the Project as contemplated by the Financing Documents and the Major Project Contracts, including the ability to sell Power from or procure fuel for the Project or deliver inputs to the Project, or for the Company to consummate and/or perform any of the Major Project Contracts or any obligation contemplated in any of the Financing Documents or any of the Major Project Contracts.
“Net Available Amount” mean, with respect to any proceeds received by the Company, such proceeds net of the related Collection Expenses.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Documents” means the Notes, this Indenture and the Security Documents.
“Note Pro Rata Share” means, as of any date of determination, the amount (expressed as a percentage) of Note Obligations at such time relative to the aggregate amount of all Secured Obligations outstanding at such time.
“Note Redemption Account” means the Note Redemption Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Casualty Event” means an event (or series of events) which causes (or cause) all or any material portion of the Collateral or the Project to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever, other than an Event of Eminent Domain or a Title Event.
“Obligation” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the confidential offering memorandum, dated February 16, 2012, relating to the initial offering of the Series A Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Vice-President or any other officer of such Person that serves a similar function to any of the foregoing.
“Officer's Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any other officer that serves a similar function to any of the foregoing.
“O&M Agreement” means the Operating and Maintenance Agreement, dated as of December 6, 2011, by and between the Company and the EPC Contractor.
“O&M Guaranty” shall mean the First Solar Parent Guaranty, dated as of December 6, 2011, by and among the Company and the First Solar Parent, in respect of the EPC Contractor's obligations under the O&M Agreement.
“O&M Costs” means all actual cash operation, maintenance and administrative costs relating to the Project or any portion thereof, or required in connection with satisfying a Legal Requirement (but only such costs as are required to satisfy such Legal Requirement), incurred or payable by the Company in any particular calendar or fiscal year or other period to which said term is applicable, including:
(a)    amounts payable by the Company under the Project Contracts (including any delay liquidated damages payable by the Company under the PPA and amounts payable with Pass-Through Amounts (if not paid directly to the applicable counterparty with such Pass-Through Amounts) but excluding all amounts payable by the Company under Project Contracts with amounts on deposit in another Project Account (other than the Operating Account or the O&M Reserve Account) pursuant to the Depositary Agreement), site leasing and preparation costs and transportation costs incurred in connection with the sale of products or otherwise to satisfy obligations under the PPA or any other Project Contract;
(b)    Taxes other than those based upon the Company's income, including franchise and excise taxes; provided that, in the event that the Company becomes directly liable for the payment of taxes based upon its income solely as a result of any Change in Law, then such income taxes shall constitute O&M Costs;
(c)    employee salaries, wages and other employment and labor-related costs;
(d)    costs incurred to procure insurance, consumables, spare parts, equipment, materials, utilities, repair and maintenance services and payments under any parts agreement;
(e)    reasonable general administrative costs, including legal, accounting and consulting fees and expenses, incurred by the Company in connection with the financing, management, operation or maintenance of the Project (other than amounts constituting scheduled Debt Service and voluntary and mandatory redemption and prepayments under the Financing Documents);
(f)    fees and costs paid in connection with obtaining, transferring, maintaining or amending any Permits relating to the Project;
(g)    reasonable expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens);
(h)    Required Capital Expenditures;
(i)    Collection Expenses incurred in connection with a Loss Event, to the extent amounts therefor are deposited into the Revenue Account; and
(j)    payments to direct or indirect owners of the Company for administrative expenses charged at cost, pursuant to the Services Agreement, or charged at such other amount as required by law or regulation.
Notwithstanding the foregoing, O&M Costs shall not include (i) distributions of any kind to any Affiliate of the Company (other than as described in clause (j) above), (ii) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (iii) Capital Expenditures other than Required Capital Expenditures and (iv) payments expressly contemplated herein to be made with proceeds on deposit in any Project Account other than the Operating Account or a Local Account.
“O&M Reserve Account” means the O&M Reserve Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.
“O&M Reserve Requirement” means, as of any Quarterly Date following the Project Account Funding Date, an amount equal to total O&M Costs (other than O&M Costs for insurance and those described in clause (b) of the definition of O&M Costs) scheduled to be due and payable under the then current Annual Operating Budget within six months after such Quarterly Date.
“Operating Account” means the O&M Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Company.
“Option Contracts” means those certain option and land transfer agreements described in Part III of Schedule 3.24 of the Reimbursement Agreement.
“Option Property” means the real property interests to be acquired by the Company in fee simple title pursuant to an Option Contract.
“Outside Completion Date” has the meaning set forth in the PPA.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Pass-Through Amounts” means any amounts received by the Company under any of the Major Project Contracts in the nature of liquidated damages or similar payments, excluding Performance LD Proceeds.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Performance LD Proceeds” means the cash proceeds of any performance liquidated damages received by the Company in the nature of lump sum payments under any Project Contract intended to compensate the Company for an expected permanent shortfall in power output or availability or other performance criteria, including any and all “Initial Capacity Liquidated Damages” and “Final Capacity Liquidated Damages” (each as defined in the EPC Contract) received by the Company pursuant to the EPC Contract, to the extent not returned or returnable to the EPC Contractor under the EPC Contract and, without duplication of the foregoing, all liquidated damages paid to the Company in connection with any Project capacity reduction pursuant to Section 3.10 hereof, but excluding, for certainty, any Delayed Revenue LD Proceeds, any Pass-Through Amounts and any “Effective Availability Liquidated Damages” (as defined in Exhibit C to the O&M Agreement).
“Performance LD Reinvestment Work” means work on, or payments in respect of, the Project using Performance LD Proceeds to (a) increase the capacity of the Project up to an amount that is not in excess of the Contract Capacity under the PPA or to improve the energy output of the Project, (b) refund “Initial Capacity Liquidated Damages” (as defined in the EPC Contract) as part of the “Final Completion” payment under the EPC Contract to the EPC Contractor as and when required by the EPC Contract or (c) cure or remedy any defect or deficiency in the Project necessary to cause the Project to perform in accordance with Prudent Operating Practices, Legal Requirements or the requirements of any Major Project Contract, including the requirements of the Major Project Contract that gave rise to the applicable Performance LD Proceeds.
“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Governmental Rule.
“Permitted Asset Sale” has the meaning set forth within the definition of “Asset Sale”.
“Permitted Capacity Reduction” means any reduction of Project capacity in accordance with Section 3.10 hereof.
“Permitted Investments” means:
(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;
(b)    time deposit accounts, certificates of deposit and money market deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $1.0 billion and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(c)    repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody's or A-1 (or higher) according to S&P;
(e)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) if rated, are rated AA by S&P or Aa2 by Moody's and (iii) have portfolio assets of at least $1.0 billion;
(f)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1.00% of the total assets of the Company as of the end of the Company's most recently completed fiscal year;
(g)    time deposit accounts, certificates of deposit and money market deposits held with the Depositary Agent;
(h)    shares of mutual funds whose investment guidelines restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (g) above;
(i)    other investments that at the time acquired by the Company were formerly of the type described in clauses (a) through (h) above; provided that such other investment shall cease to be a Permitted Investment at such time as the Company shall have held such investment for a period in excess of 60 days from which such investment was no longer an investment of the type described in clauses (a) through (h) above; and
(j)    cash.
“Permitted Liens” means:
(1)    subject to the terms, conditions and limitations set forth in the Intercreditor Agreement, Liens created pursuant to the Security Documents (including in respect of any Permitted Refinancing Indebtedness);
(2)    Liens for any Tax not yet due and payable or to the extent being contested and reserved against in accordance with the Financing Documents;
(3)    materialmen's, mechanics', workers', repairmen's, employees' or other like Liens, arising in the ordinary course of business or in connection with the construction, operation and maintenance of the Project, (i) that do not individually or in the aggregate materially detract from the value of the Project or materially impair the use of the Project or (ii) either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings, so long as such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project or the Deed of Trust Site, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Deed of Trust Site, and (A) a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined or (B) adequate reserves have been provided therefor in accordance with GAAP;
(4)    Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves are established in accordance with GAAP or bonds or are fully covered by insurance (other than customary deductibles);
(5)    Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $5.0 million in the aggregate at any time;
(6)    involuntary Liens as contemplated by the Financing Documents and the Project Contracts (including a Lien of an attachment, judgment or execution) securing a charge or obligation on the Company property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $5.0 million at any one time outstanding;
(7)    all exceptions scheduled in the Survey, the Title Policy, the Additional Insureds Endorsements or the UCC Policy;
(8)    survey exceptions, easements, rights of way, restrictions (including zoning restrictions), trackage rights, minor defects or irregularities in title, restrictions on use of real property and other similar encumbrances or liens that, in the aggregate, do not materially interfere with the value or use, or are useful to the operation, of the Property to which such Lien is attached;
(9)    rights reserved for or vested in any municipality or Governmental Authority to control or regulate the use of the Real Property or to use the Real Property in any manner, including zoning and land use regulations;
(10)    Liens arising by virtue of any statutory or common law provisions relating to bankers' liens, rights of set off or similar rights;
(11)    Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;
(12)    purchase money Liens upon or in real property or equipment acquired or held by the Company in the ordinary course of business securing the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacement of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause shall not exceed $5.0 million at any time outstanding;
(13)    Liens existing on the date of this Indenture;
(14)    filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
(15)    Liens on cash or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(16)    grants of software and other technology licenses in the ordinary course of business;
(17)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(18)    Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any property or assets other than the property or assets that secure the indebtedness being refinanced; and
(19)    Liens not otherwise permitted under this Indenture so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $5.0 million at any one time.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)     such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;
(3)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)    such Indebtedness is incurred either by the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“PG&E” means Pacific Gas and Electric Company.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate and is covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.
“Pledge Agreement” means the pledge agreement, dated as of the Issue Date, between the Pledgor and the Collateral Agent.
“Pledgor” means Topaz Holding.
“Power” means electric energy and related products, including capacity, reactive power and ancillary services; provided, however, that the term “Power” shall specifically exclude any items included in the definition of Green Attributes.

“PPA” means the Power Purchase and Sale Agreement, dated as of July 1, 2008, between the Company and PG&E, as amended by the First Amendment to the July 1, 2008 Power Purchase and Sale Agreement, dated as of August 12, 2009, as further amended by the Second Amendment to the July 1, 2008 Power Purchase and Sale Agreement, dated as of November 18, 2011, as further amended by the letter agreement, dated as of December 2, 2011, regarding the Company's PPA (PG&E log number 33R056).
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Project” means an approximately 550 MW solar photovoltaic electric-generating facility (as may be modified after giving effect to any Project capacity reduction), together with an on-site electrical substation, a 230 kV switching station, certain monitoring and maintenance infrastructure to be sited on approximately 4,000 acres located in northern Carrizo Plain in eastern San Luis Obispo County, California, including the Deed of Trust Site and all ancillary facilities related to or used by the facility located on the Deed of Trust Site and Project Option Property, together with all buildings, structures or improvements erected on the Deed of Trust Site and Project Option Property, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all parts which may from time to time be incorporated or installed in or attached thereto, including all Project Contracts, all leases of real or personal property related thereto, all other real and tangible and intangible personal property owned by the Company and placed upon the Deed of Trust Site and Project Option Property (or used in connection with the solar photovoltaic generation facility located thereon), the Deed of Trust Site and Project Option Property, the Permits required in connection with (or otherwise related to) the Project, any electrical interconnections owned by the Company, and to the extent not included in the foregoing, all Collateral.
“Project Accounts” shall have the meaning assigned to such term in the Depositary Agreement.
“Project Account Funding Date” means the date that is the earlier of (a) the Initial Amortization Payment Date and (b) the Project Completion Date.
“Project Completion Date” means the first date when at least all the following conditions precedent have been achieved or waived by the Trustee and the LC Facility Administrative Agent: (a) completion of all Work required for Substantial Completion (as such terms are defined in the EPC Contract) and payment of all amounts due under the EPC Contract through Substantial Completion; (b) occurrence of Substantial Completion; (c) commencement of deliveries of electric energy under the PPA and occurrence of the Commercial Operation Date (as defined in the PPA); (d) receipt of all Equity Contributions required to be made through such date; (e) delivery of any additional Major Project Contracts; (f) delivery of a title insurance date down endorsement; (g) receipt of permits required to have been obtained by such date; (h) funding of reserve accounts; (i) no Default or Event of Default has occurred and is continuing; (j) accuracy of representations and warranties under the LC Facility; (k) receipt of customary certifications from the Independent Engineer and the insurance consultant; (l) effectiveness of insurance; (m) receipt of customary lien waivers; and (n) payment of liquidated damages due and payable, under Major Project Contracts, if any.
“Project Contracts” mean the Major Project Contracts, the CUP Financial Obligations Agreement and each other contract or agreement related to the operation, maintenance, management, administration, ownership or use of the Project, the sale of power or environmental attributes therefrom, the provision of electricity, interconnection and other services therefor and Real Property rights and interests relating to the Project, in each case, entered into by, or assigned to, the Company.
“Project Contract Replacement Work” means the reinvestment of Project Contract Termination Proceeds in the Project or the application of such Project Contract Termination Proceeds in connection with the replacement of the applicable Project Contract, including making payments to, or deposits with, the counterparty under the replacement Project Contract, in any case, in accordance with the conditions therefor (including timing parameters) set forth in the Financing Documents.
“Project Contract Termination Proceeds” means the Net Available Amount of any termination payments pursuant to any Project Contract.
“Project Costs” means all costs and expenses incurred by the Company prior to the Project Completion Date in connection with the acquisition, ownership, development, design, engineering, procurement, construction, equipping, assembly, inspection, testing, completion, start-up and financing of the Project, including (without duplication):
(1)    amounts payable by the Company under the EPC Contract and the other Project Contracts (including any delay liquidated damages payable by the Company under the PPA but excluding all amounts payable by the Company under Project Contracts with amounts on deposit in another Project Account pursuant to the Depositary Agreement) including adequate contingency, any contractor bonuses, site leasing and preparation costs, costs related to acquisition, development and construction of facilities to transport or deliver electricity and other outputs from the Project;
(2)    financing, advisory, legal and all other fees, expenses and all other transaction costs and expenses including, but not limited to, all fees commissions, discounts and expenses of the Initial Purchasers , Trustee and Collateral Agent that are to be paid by the Company, associated with the Project;
(3)    all other costs and expenses, including insurance costs and expenses and costs and expenses of obtaining and renewing any Permits;
(4)    interest (including interest during construction), fees, commissions, discounts and other amounts payable under the Financing Documents;
(5)    O&M Costs;
(6)    Collection Expenses incurred in connection with a Loss Event, to the extent amounts therefor are deposited into the Construction Account; and
(7)    the reimbursement to the Sponsor and its applicable Affiliates of costs and expenses of the type described in clauses (1) through (6) above incurred or otherwise paid by the Sponsor and such Affiliates.
“Project Option Property” means Option Property that will be part of the Project.
“Project Revenues” means all revenues, interest, payments, cash and other proceeds from whatever source received by or on behalf of the Company arising from the operations of the Project including interest income, payments in respect of liquidated damages, other compensation payments or other amounts received under any Project Contract to which the Company is a party or otherwise, including Delayed Revenue LD Proceeds and “Effective Availability Liquidated Damages” (as defined in Exhibit C to the O&M Agreement), business interruption insurance proceeds, service interruption insurance proceeds (including pursuant to any Project Contract other than any such amounts that are not required to be deposited into the Revenue Account pursuant to the Depositary Agreement (it being acknowledged that Loss Proceeds, Performance LD Proceeds, Project Contract Termination Proceeds, Pass-Through Amounts and proceeds of Indebtedness for borrowed money and Equity Contributions shall not be Project Revenues).
“Projected Debt Service Coverage Ratio” means as of any date of determination, the average projected Debt Service Coverage Ratio for the fiscal years following such date (including the remainder of the fiscal year during which such date occurs) through the Maturity Date of the Notes.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Prudent Operating Practices” means the practices, methods and acts generally engaged in or approved by a significant portion of the solar electric power generation industry during the relevant time period and for the relevant size, type and location of the facility that, in the exercise of reasonable judgment and actions in light of the applicable manufacturer's recommendations and manufacturer's warranties and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result of safe and reliable maintenance, operation and service at a reasonable cost such that the judgment and actions are consistent with good business practices, reliability, safety, expedition and contractual obligations and in compliance with applicable Governmental Rules and Necessary Project Permits. Prudent Operating Practices are intended to consist of practices, methods or acts generally employed by reputable operators in the region where the Project is located, and are not intended to be limited to the best practices, methods or acts.
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Quarterly Date” means the Funding Date occurring in the months of March, June, September and December after the Issue Date.
“Quotation Agent” means an internationally recognized investment bank, other than Reference Treasury Dealers.
“Rating” means the credit rating of the Notes by the Rating Agencies.
“Rating Agency” means any of (or each, as the context may require) Fitch, S&P or Moody's; provided that if any of Fitch, S&P or Moody's shall cease to operate as a “rating agency,” or shall cease to maintain a rating on the Notes, then any other nationally recognized rating agency or agencies then maintaining a rating on the Notes.
“Ratings Reaffirmation” means, in the case of an event or proposed event, a reaffirmation by any two of the Rating Agencies rating the Notes that the then current Ratings on the Notes will not be lower, after giving effect to the event or proposed event, than the Ratings of the Notes in effect immediately prior to such event or proposed event.
“Real Property” means all right, title and interest of the Company in and to any and all parcels of real property (including the Deed of Trust Site) owned, leased or operated by the Company together with all of such Person's interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Redemption Date” means any date for redemption of Notes established pursuant to Article 3.
“Reference Treasury Dealer” means Barclays Capital Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC or any of their respective Affiliates which are primary United States government securities dealers in New York City and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto (or the form of Exhibit A1 to any Supplemental Indenture in the case of Notes issued after the Issue Date) bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto (or the form of Exhibit A2 to any Supplemental Indenture in the case of Notes issued after the Issue Date) deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Reimbursement Agreement” means the Letter of Credit Reimbursement Agreement dated as of the Issue Date among the Company, the lenders and issuing banks from time to time party thereto, Union Bank, N.A., as administrative agent, the Collateral Agent, Barclays Capital, Citigroup Global Markets Inc. and RBS Securities Inc. as Joint Lead Arrangers and Bookrunners and Barclays Capital, as syndication agent.
“Reinvestment Certificate” means an Officer's Certificate certifying that the Company intends to undertake certain Restoration Work, Performance LD Reinvestment Work or Project Contract Replacement Work, as applicable, and certain other conditions to be set forth in the Depositary Agreement.
“Reinvestment Plan” means, with respect to any Restoration Work or Performance LD Reinvestment Work described in any Reinvestment Certificate, a plan prepared by the Company (in consultation with the Independent Engineer) describing in reasonable detail the Company's plan for completing such Restoration Work or Performance LD Reinvestment Work, as applicable, including (a) a schedule identifying appropriate milestones and payment requisitions to be made in connection with such Restoration Work or Performance LD Reinvestment Work, as applicable, and (b) a budget identifying all categories and approximate amounts reasonably expected to be incurred in connection with such Restoration Work or Performance LD Reinvestment Work, as applicable, together with a statement of uses of proceeds identifying funds available in the Loss Proceeds Account or Extraordinary Proceeds Account, as applicable, and other committed funds available to complete such Restoration Work or Performance LD Reinvestment Work, as applicable, as such plan (including such schedule and budget) may be modified from time to time with the consent of the Independent Engineer.
“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into, onto or through the Environment.
“Renewable Energy Credit” shall have the meaning set forth in California Public Utilities Code Section 399.12(h), as may be amended from time to time or as further defined or supplemented by law.
“Replacement LC Facility” means Indebtedness comprising letter of credit reimbursement facilities and/or other similar facilities permitted to be incurred on a pari passu basis with the Secured Obligations in accordance with the applicable provisions of the Financing Documents.
“Replace LC Facility Obligations” means, with respect to any Replacement LC Facility, all obligations of the Company under such Replacement LC Facility.
“Replacement Project Contract” means one or more contracts or agreements which (i) is entered into by the Company in substitution for any Major Project Contract that has been terminated in accordance with its terms or otherwise or replaced following an event of default thereunder, (ii) has economic and other terms which, taken as a whole, are not materially less favorable to the Company as the Major Project Contract being replaced and (iii) either is with one or more counterparties (or guarantors of such counterparties' obligations) having substantially similar or better creditworthiness (or is otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to the Company than the existing counterparty) and substantially similar or better experience in the industry, in each case, as the counterparty to the Major Project Contract being replaced, or (b) in the case of any Major Project Contract other than the PPA, the Company delivers evidence of a Ratings Reaffirmation.

“Required Capital Expenditures” means Capital Expenditures set forth in the Construction Budget or Capital Expenditures set forth in the then current Annual Operating Budget that are reasonably required in order to operate and maintain the Project in accordance with applicable Legal Requirements (excluding, for certainty, any Emergency Capital Expenditures and Capital Expenditures financed with the proceeds of voluntary equity contributions made to the Company).
“Required Completion Amount” means an amount equal to the greater of (a) the amount certified by the Company (and confirmed by the Independent Engineer) on the Project Completion Date as necessary to pay the costs to achieve Final Completion and (b) an amount equal to 150% of the aggregate value of the punch list items provided pursuant to the EPC Contract.
“Required Secured Parties” means at any time, the holders of more than 50% of the sum of, without duplication, (a) the aggregate outstanding principal amount of all Secured Obligations (other than in respect of any Letter of Credit so included pursuant to clause (b) below) and (b) other than in connection with the exercise of remedies, the aggregate unfunded (and unexpired and uncancelled) Letters of Credit (and, if applicable, outstanding letters of credit under a Replacement LC Facility), including the face amount of outstanding Letters of Credit (and, if applicable, outstanding letters of credit under a Replacement LC Facility) and commitments to extend credit (without duplication of Letters of Credit and Letters of Credit under a Replacement LC Facility and corresponding LC Loans or letter of credit loans under any Replacement LC Facility, as applicable) that are unexpired and uncancelled that, when funded, would constitute Secured Obligations at such time, in each case, with the applicable Secured Parties voting as a class in accordance with the voting procedures set forth in their respective Financing Documents. For purposes of this definition and any other voting matter hereunder, any obligations registered in the name of, or beneficially owned by, any Grantor or any Affiliate of any Grantor will be deemed not to be outstanding.
“Responsible Officer” means, for any Person, excluding the Trustee, Collateral Agent and Depositary Agent, any executive officer or financial officer (including the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller) of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of a Project Contract or Financing Document.
“Responsible Officer of the Trustee” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restoration Work” means, with respect to any Affected Property, any action taken by or on behalf of the Company to rebuild, repair, replace, redesign, alter or otherwise restore or complete such Affected Property or any portion thereof, and all activities incidental and necessary for such matters, in order to permit operation of the Project in accordance in all material respects with the Financing Documents, including any redesign, alteration, retesting, re-commissioning and putting into service of the Affected Property, in each case, necessary to compensate for any failure of the Project to satisfy any performance guarantee under any Project Contract.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than (a) a Permitted Investment or (b) a loan by the Company to the Sponsor that is made in compliance with Section 3.1(c) of the Depositary Agreement.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Revenue Account” means the Revenue Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“SEC” means the Securities and Exchange Commission.
“Secured Debt Representative” means (a) the LC Facility Administrative Agent (on behalf of the lenders and issuing banks under the LC Facility) (or any similar agent under a Replacement LC Facility, as applicable) and (b) the Trustee.
“Secured Obligations” means, without duplication:
(1)    all Indebtedness, loans, advances, debts, liabilities and all other obligations (including the Obligations), howsoever arising, owed by the Company to the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents, including the Intercreditor Agreement and any other Security Documents, including all interest, fees (including commitment fees, participation fees and fronting fees), charges, expenses, attorneys' fees and accountants fees chargeable to the Company or payable by the Company thereunder or hereunder;
(2)    any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and
(3)    in the event of any proceeding for the collection or enforcement of the obligations described in clause (1) or (2) above, after a Trigger Event shall have occurred and is continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under the Security Documents, together with any necessary attorneys' fees and court costs.
“Secured Party” means each lender and issuing bank under the LC Facility and any Replacement LC Facility, the Holders, the Trustee, the Collateral Agent, the Depositary Bank and each other Secured Debt Representative.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means the Security Agreement, dated as of the Issue Date, between the Company and the Collateral Agent.
“Security Documents” mean the Intercreditor Agreement, the Consents, the Pledge Agreement, the Security Agreement, the Depositary Agreement, the Deed of Trust, the ECA and each of the security agreements, mortgages, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Secured Parties or notice of such pledge, assignment or grant is given.
“Senior Debt” means the LC Facility, any Replacement LC Facility and the Notes.
“Services Agreement” means the Intercompany Administrative Services Agreement, dated as of March 31, 2006, between the Sponsor and its direct and indirect Subsidiaries from time to time (including the Company, as of or around the Issue Date).

“S&P” means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and its successors.
“SLO County” means County of San Luis Obispo in the State of California.
“Sponsor” means MidAmerican Energy Holdings Company, an Iowa corporation.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Survey” means the survey of the Deed of Trust Site made by Taney Engineering designated Job No. FRT 09-003, last revised February 10, 2012.
“Taxes” mean any and all present or future taxes, and any and all levies, imposts, duties and similar charges or withholdings, in each case, in the nature of a tax, imposed, levied, withheld, collected or assessed by any Governmental Authority and any and all interest, penalties and additions related thereto.
“Title Event” means the existence of any defect of title or Lien on the Project (other than Permitted Liens) that entitles the Company or the Collateral Agent to make a claim under any title policies issued in favor of the Company or the Collateral Agent.
“Title Event Proceeds” means, in connection with any Title Event, the net available amount payable to the Company or the Collateral Agent (on behalf of the Secured Parties) in connection with such Title Event.
“Title Policy” means a lender's A.L.T.A. 2006 extended coverage policy of title insurance.
“Topaz Holding” means TPZ Holding, LLC, a Delaware limited liability company, which, on the Issue Date, owns all of the membership interests in the Company.
“Treasury Rate” means with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Trigger Event” means an event of default under a Financing Document that causes the Secured Obligations under such Financing Document to become immediately due and payable, in each case, as notified in writing to the

Collateral Agent.
“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Turnover Date” means the conditions for turnover set forth in the EPC Contract have been achieved.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided however that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“UCC Policy” means an “Eagle 9” or equivalent UCC title insurance policy.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Withdrawal Certificate ” means an Officer's Certificate countersigned by the Collateral Agent in the form provided in the Depositary Agreement.

Section .	Other Definitions.

Term	Defined in Section
“Adjusted Senior Note Amount”	3.10
“Authentication Order”	2.02
“Capacity Reduction Payment”	3.10
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Discretionary Capital Expenditures”	4.31
“Distribution Conditions”	4.07
“DTC”	2.03
“Extended Quarterly Dates”	4.44
“incur”	4.09(a)
“Legal Defeasance”	8.02
“Make-Whole Amount”	3.07
“Mandatory Redemption”	3.09
“Mandatory Redemption Amount”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Restricted Payment Date”	4.07

Section .	Rules of Construction.

Unless the context otherwise requires:
(1)a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)words in the singular include the plural, and in the plural include the singular;
(5)“will” shall be interpreted to express a command;
(6)provisions apply to successive events and transactions;

(7)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8)	unless otherwise specified herein, references to any Person shall be to it and any successor in interest thereto and its permitted assigns.

ARTICLE 2
THE NOTES

Section . Form and Dating.

(a)General. The Notes and the Trustee's certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto (or the form of Exhibit A1 and A2 to any Supplemental Indenture in the case of Notes issued after the Issue Date). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (or the form of Exhibit A1 or A2 to any Supplemental Indenture in the case of Notes issued after the Issue Date) (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (or the form of Exhibit A1 to any Supplemental Indenture in the case of Notes issued after the Issue Date) (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period with respect to any Regulation S Temporary Global Note will be terminated upon the receipt by the Trustee of:

(1)a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of such Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2)an Officer's Certificate from the Company.

Following the termination of the Restricted Period with respect to any Regulation S Temporary Global Note, beneficial interests in such Regulation S Temporary Global Note will be exchanged for beneficial interests in a Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note related to any issuance of Notes hereunder, the Trustee will cancel the related Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in any Regulation S Temporary Global Note and the related Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section . Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section .	Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company may act as Paying Agent or Registrar.
The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section .Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.
Section .Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section .	Transfer and Exchange.

(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2)the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall any Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period for such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3)there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except that upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period for any Regulation S Temporary Global Note, transfers of beneficial interests in such Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)both:

(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)both:

(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued pursuant to (A) or (B) upon the transfer or exchange of beneficial interests in any Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period with respect to such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A)the Registrar receives the following:

(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)if such beneficial interest is being transferred to the Company, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period with respect to such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)the Registrar receives the following:

(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)if such Restricted Definitive Note is being transferred to the Company, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, in the case of clause (C) above, the appropriate Regulation S Global Note.

(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)the Registrar receives the following:

(i)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the appropriate Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the appropriate Unrestricted Global Note.

(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the appropriate Unrestricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, required by item (3) thereof, if applicable, and such other certification and/or Opinion of Counsel as the Registrar may reasonably request.

(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)the Registrar receives the following:

(i)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (A), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)[Reserved].

(g)Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(3)Regulation S Temporary Global Note Legend. Each Regulation S Temporary Global Note will bear a Legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(h)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)General Provisions Relating to Transfers and Exchanges.

(1)To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar's request.

(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 3.11, 4.15, 4.40, 4.41, 4.42, 4.43, 4.44 and 9.05 hereof).

(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)Neither the Registrar nor the Company will be required:

(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or email.

Section .Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section .	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section .	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section .	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section .	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company upon the request of the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section .	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company and provision by the Company of such notice information, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section .	Additional Notes.

(a)    Additional Notes may, upon satisfaction of the conditions set forth in this Section 2.13 and Section 4.09(a)(2), be issued in the amounts and for the purposes permitted herein. All Additional Notes shall (i) be secured by the Collateral as set forth in the Security Documents and (ii) rank pari passu with the Initial Notes in all respects. All Additional Notes shall bear such date or dates, bear such interest rate or rates, have such amortization schedule, and redemption premiums, and be issued at such prices as approved in writing by the Company; other than the foregoing the Additional Notes shall have identical terms as the Initial Notes.
(b)    Upon (i) satisfaction of the applicable conditions set forth in this Section 2.13 and Section 4.09, (ii) the execution and delivery of an appropriate Supplemental Indenture in compliance with clause (d) of this Section 2.13, (iii) the execution and delivery of appropriate supplements, amendments or modifications to or of the Financing Documents (in respect of which the consent of the Trustee and the Holders shall not be required; provided, however, if such supplements, amendments or modifications change the rights or obligations of the Trustee, as reasonably determined by the Trustee in its sole discretion, the prior written consent of the Trustee shall be required in connection with any such supplements, amendments or modifications) and (iv) receipt by the Trustee of an Officer's Certificate and opinion of counsel from the Company confirming that all conditions precedent to the issuance of Additional Notes or incurrence of Permitted Indebtedness, as applicable, set forth in this Indenture have been satisfied or waived, the Company shall execute Additional Notes and deliver them to the Trustee, and the Trustee, upon the written request of the Company, shall authenticate such Additional Notes and deliver them to the purchasers thereof as may be directed by the Company in writing.
(c)    Scheduled principal payments of Additional Notes shall be shown on Schedule 1 to Annex A1 and A2 of the Supplemental Indenture pursuant to which such Additional Notes are issued that is separate from the amortization of previously issued Notes, but the right to payment of such principal when due shall rank pari passu with principal payments due on all other Notes.
(d)    Prior to the issuance of Additional Notes hereunder, the following shall be established in one or more Supplemental Indentures:
(i) the title of the Additional Notes issued pursuant to such Supplemental Indenture (which shall distinguish the Additional Notes from all other Notes) and the form or forms of such Additional Notes;
(ii) any limit upon the aggregate principal amount of such Additional Notes that may be authenticated and delivered under this Indenture (except for Additional Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes and except for Additional Notes that are deemed never to have been authenticated and delivered hereunder);
(iii) the date or dates on or as of which such Additional Notes shall be dated;
(iv) the date or dates on which the principal of such Additional Notes is payable, the amounts of principal payable on such date or dates and the Regular Record Date for the determination of Holders to whom principal is payable;
(v) the rate or rates at which such Additional Notes shall bear interest or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, the scheduled payment dates on which such interest shall be payable (which shall correspond to the Scheduled Payment Dates set forth herein) and the Regular Record Date for the determination of Holders to whom interest is payable;

(vi) the redemption premium upon which such Additional Notes may be redeemed, in whole or in part, at the option of the Company; and
(vii) any other terms of such Additional Notes (which terms shall not contravene the provisions of this Indenture) including any terms related to the redemption of such Additional Notes; provided that such terms (other than the issue date, issue price, interest rate and amortization schedule) shall be no more favorable to the Holders of such Additional Notes than the corresponding terms contained herein.

Section .	CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT

Section . Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer's Certificate setting forth:
(1)the clause of this Indenture pursuant to which the redemption shall occur;
(2)the redemption date;
(3)the principal amount of Notes to be redeemed; and
(4)the redemption price.

Section . Selection of Notes to Be Redeemed or Purchased.

In the event that less than all of the Notes are to be redeemed at any time, the selection of Notes for redemption will be made by the Trustee in the case of certificated Notes and by DTC in all other cases, in each case, in compliance with the requirements of the principal securities exchange or market, if any, on which the Notes are listed or, if the Notes are not then listed on a securities exchange or market, on a pro rata basis, by lot or by any other method that most nearly approximates a pro rata selection as the Trustee in the case of certificated Notes and by DTC in all other cases, in each case, shall deem fair and appropriate (subject to the procedures of the Depositary) provided that no Notes of an original principal amount of $100,000 or less may be redeemed in part and Notes of an original principal amount in excess of $100,000 may be redeemed in multiples of $1,000 only.
In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section .	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose

Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.
The notice will identify the Notes to be redeemed and will state:
(1)the redemption date;

(2)the redemption price;

(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof (which shall not be less than $100,000, as reduced by any scheduled principal payments on such Note) will be issued upon cancellation of the original Note;

(4)the name and address of the Paying Agent;

(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company's request, the Trustee will give the notice of redemption in the Company's name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer's Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section .	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Any redemption and notice thereof may not be subject to the satisfaction of any conditions precedent.

Section .	Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.
If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section .	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. In the event of any redemption or purchase of any Note in part, each remaining scheduled principal payment provided in Schedule 1 to Exhibits A1 and A2 (or Schedule 1 to Exhibits A1 and A2 of any Supplemental Indenture in the case of Notes issued after the Issue Date) shall be reduced on a pro rata basis in respect of Notes issued pursuant to this Section 3.06.

Section .	Optional Redemption.

(a)At any time prior to the Maturity Date, the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days' but not more than 60 days' notice, as provided in Section 3.03, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes being redeemed and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest, if any, on the principal amount of such Notes being redeemed up to, but not including, the redemption date (subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)Except pursuant to Section 3.07(a) hereof and Section 3.10 hereof, the Notes will not be redeemable at the Company's option.

(c)Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(d)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section .     Sinking Fund.

The Company is not required to make sinking fund payments with respect to the Notes.

Section .	Mandatory Redemption.

In the event that the Company is required to redeem the Notes, in whole or in part, with any Loss Proceeds, Title Event Proceeds, Performance LD Proceeds, Project Contract Termination Proceeds, Accumulated Distribution Amounts or a Capacity Reduction Payment or otherwise (collectively “Mandatory Redemption Amounts”) pursuant to Sections 3.10, 3.11, 4.40, 4.41, 4.42, 4.43 or 4.44 hereof (a “Mandatory Redemption”), it will follow the procedures specified below.
Promptly upon the transfer of any Mandatory Redemption Amounts to the Note Redemption Account, the Company shall, with written notice to the Trustee, set a Redemption Date, which Redemption Date shall be within sixty (60) days following the transfer of monies to the Note Redemption Account in respect of the event giving rise to the Notes being subject to redemption.
If the Redemption Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes are purchased pursuant to such Mandatory Redemption.
If any amount remains in the Note Redemption Account after consummation of such Mandatory Redemption, the Company may use those amounts for any purpose not otherwise prohibited by this Indenture and the Company shall direct the Depositary to transfer such amount to the Construction Account (prior to the Project Account Funding Date) or the Revenue Account (on or after the Project Account Funding Date) pursuant to the terms of the Depositary Agreement.
Upon the commencement of a Mandatory Redemption, the Company will send by first class mail, a notice of redemption to each Holder, with a copy to the Trustee, pursuant to Section 3.03.
On the Redemption Date, the Depositary Agent shall transfer from the Note Redemption Account to the Trustee an amount equal to the purchase price of the Notes to be redeemed pursuant to such Mandatory Redemption. The Trustee, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Redemption Date) mail or deliver to each Holder an amount equal to the redemption price of the Notes being redeemed pursuant to such Mandatory Redemption in accordance with the Company's written instructions, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unredeemed portion of the Note surrendered.
Other than as specifically provided in this Section 3.09, any redemption pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section .	Capacity Reduction.

In the event of any reduction of Project capacity as a result of the Adjusted Energy Performance Test under the EPC Contract or in the event of the occurrence at the Commercial Operation Date of any situation that would otherwise require a Mandatory Redemption pursuant to Section 4.42 hereof, the Project capacity may be reduced on such date in accordance with the terms of the EPC Contract (including in respect of the “Adjusted Energy Performance Test”, as defined therein) and the PPA or as otherwise set forth herein and no breach or default under the Financing Documents or any relevant Major Project Contract shall be deemed to have occurred as a result of such reduction or the events giving rise thereto; provided, that, (a) within 30 days after the effective date of such reduction, the Company shall have delivered to the Collateral Agent and the Independent Engineer a certificate setting forth the aggregate principal amount of Notes (“Adjusted Senior Note Amount”) that could have been issued if such Notes had originally been issued with respect to the Project at such reduced capacity, provided that the projected Debt Service Coverage Ratio for each semi-annual period during the projected period calculated after giving effect to such Project capacity reduction and the Adjusted Senior Note Amount, shall equal or exceed the projected minimum Debt Service Coverage Ratios set forth in the Base Case Projections (as certified by the Independent Engineer), (b) within 60 days after the Company's delivery of the certificate set forth in clause (a), the Company shall have redeemed Notes in the aggregate principal amount, if any, by which the then aggregate outstanding principal amount of notes exceeds the Adjusted Senior Note Amount (the “Capacity Reduction Payment”), at a price equal to par, plus accrued and unpaid interest to the date of such redemption, if any, without premium or penalty, in accordance with the provisions set forth in Section 3.09, (c) the Major Project Contracts otherwise remain in effect with respect to the Project at such reduced capacity, (d) if applicable, all liquidated damages or other payments required to be paid by the EPC Contractor under the EPC Contract in respect of such reduction in capacity have been paid or an equal amount has been contributed as equity to the Company by an Affiliate and (e) if applicable, all payments required to be paid by the Company under the PPA have been paid.

Section .	Redemption Upon Foreclosure on the Collateral.

If the maturity of the Notes has been accelerated and if the Collateral Agent (or a designee on its behalf) forecloses or otherwise exercises remedies to acquire or transfer substantially all of the Collateral at any time pursuant to the terms of the Intercreditor Agreement, all proceeds realized in connection therewith shall be applied to redeem the Notes pursuant to Section 3.16 of the Depositary Agreement.

ARITCLE 4
COVENANTS

Section . Payment of Notes.

The Company will duly and punctually pay, or cause to be paid, the principal of or premium, if any, interest, Make-Whole Amounts, if any, and all other amounts due and payable on the Notes in accordance with the terms of the Notes, including the Schedule of Principal Payments set forth on Schedule 1 attached thereto, and this Indenture. Principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company, holds, as of 10:00 a.m. Eastern Time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.
The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section .	Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section .	Financial Information; Reporting Requirements.

(a)    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon their request, furnish or cause the Trustee to furnish to the Holders:
(1)    as soon as available and in any event (for any Fiscal Quarter ended prior to the Final Completion Date) within 60 days after the end of each of the first three quarterly accounting periods of the Company's fiscal year and (for any Fiscal Quarter ended on or after the Final Completion Date) within 60 days after the end of each of the first three quarterly accounting periods of the Company's Fiscal Year, quarterly financial statements of the Company, including unaudited balance sheet as of such quarterly period and the related unaudited statement of income, changes in member's equity and cash flow for such quarterly period and for the portion of such Fiscal Year ending on the last day of such period, all in reasonable detail;

(2)    as soon as available and in any event within 120 days after the end of each Fiscal Year of the Company, audited financial statements for such Fiscal Year for the Company, including therein the balance sheet as of the end of such Fiscal Year and the related statement of income, changes in member equity, changes in financial position and cash flows for such year, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditors, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company at the end of, and for, such Fiscal Year in accordance with GAAP;
(3)    at the time of delivery of the financial statements under clauses (1) and (2) above, an Officer's Certificate of the Company certifying that (i) such financial statements fairly present the financial condition and results of operations of the Company on the dates and for the periods indicated in accordance with GAAP, subject in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (ii) no Default or Event of Default under this Indenture and no default or event of default (as such terms are defined in any other Financing Documents or any Major Project Contracts, as applicable) under any other Financing Documents or any Major Project Contract, as applicable, exists or if such event or condition exists, the nature of such event or condition and the corrective actions such Person has taken or proposes to take with respect thereto;
(4)    as soon as available and in any event within 60 days after the end of each Fiscal Quarter that includes all or a portion of the period prior to the Final Completion Date: (i) a construction progress report for such Fiscal Quarter, (ii) an updated construction schedule and an updated construction budget, reflecting approved changes to the construction budget or schedule, if any, and (iii) a calculation of the Debt Service Coverage Ratio for the most recently ended four Fiscal Quarters and the Projected Debt Service Coverage Ratio for the next four fiscal quarters, in each case, accompanied by an Officer's Certificate of the Company (which shall be countersigned by the Independent Engineer to confirm its satisfaction therewith) certifying that such documents are accurate and complete in all material respects based upon the Company's good faith reasonable estimates of information contained therein;
(5)    as soon as possible and in any event within 60 days after the end of each Fiscal Quarter that includes all or a portion of the period subsequent to the Final Completion Date, an operations report for such Fiscal Quarter showing operating data for the previous Fiscal Quarter, focusing on availability, electrical production, capacity, delivery, curtailment, expenses, status of scheduled and unscheduled maintenance performed and Capital Expenditures, force majeure events, planned outages and forced outages (and the reason for such forced outages), casualty losses in excess of $10.0 million for any one casualty or loss or an aggregate of $30.0 million in any Fiscal Year and material changes to insurance coverages, accompanied by an Officers' Certificate of the Company certifying that such operations report is accurate and complete in all material respects and each such other document is based upon the Company's good faith reasonable estimates of information contained therein;
(6)    on or before the date that is 60 days prior to the Turnover Date and thereafter 60 days prior to any Fiscal Year, (A) a draft updated operating plan for the next four Fiscal Quarters, detailed by month, and (B) a draft updated operating forecast for the next four Fiscal Quarters, and (ii) on or before the date that is 20 days prior to the Turnover Date and thereafter 20 days prior to any Fiscal Year, (A) a final updated operating plan for the next four Fiscal Quarters, detailed by month, and (B) a final updated operating forecast for the next four Fiscal Quarters, in the case of the foregoing clauses (ii)(A) and (ii)(B), accompanied by an Officers' Certificate of the Company (which shall be countersigned by the Independent Engineer to confirm its satisfaction therewith) certifying that such operating plan is accurate and complete in all material respects based upon the Company's good faith reasonable estimates of information contained therein;
(7)    promptly upon the Company's receipt of the same, copies of material notices received by the Company under the Project Contracts; and
(8)    such other information with respect to the condition (financial or otherwise), business,

operations, performance, prospects of the Company or the Project as the Trustee or the LC Facility Administrative Agent may from time to time reasonably request.
(b)    Notices. A Responsible Officer of the Company will deliver to the Trustee, promptly after Actual Knowledge thereof by the Company, written notice of the occurrence of any Default, Event of Default, breach or default under any Major Project Contract, Change of Control, any Loss Event or any event entitling the Company to receive any Performance LD Proceeds whose cost (or amount, as applicable) is expected to exceed $20.0 million, any Title Event, any Event of Taking with respect to all or a material portion of the Project, the Deed of Trust Site or Real Property, any force majeure event, any material litigation, claim or proceeding or of any event, circumstance, occurrence or condition that has or could reasonably be expected to have a Material Adverse Effect and notice of the breach of any other covenants under this Indenture requiring notice to the Trustee set forth in this Indenture.
(c)    Rule 144A Information. The Company shall furnish to Holders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Section .	Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer's Certificate stating that a review of the activities of the Company during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest, if any, on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section .	Taxes.

The Company will pay all material taxes and assessments required to be paid by it, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section .	Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section .	Restricted Payments.

(a)    The Company will not directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is contractually subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or
(4)    make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment each of the Distribution Conditions described below have been satisfied as of the date of each Restricted Payment and after giving pro forma effect to such Restricted Payment, provided that, a Restricted Investment which is a Capital Expenditure incurred in compliance with Section 4.30 hereof and which is incurred before the Project Completion Date, shall not constitute a “Restricted Payment."
The Company may transfer monies from the Distribution Suspense Account for any use permitted by this Indenture including making Restricted Payments permitted by this Section 4.07 on or within 30 days following any Quarterly Date if, as of such Quarterly Date, the following conditions (such conditions, the “Distribution Conditions”) have been satisfied:
(a) the Project Completion Date has occurred;
(b) such Restricted Payment is made only from funds remaining on deposit in the Distribution Suspense Account;
(c) no Default or Event of Default has occurred and is continuing or would occur and be continuing as a consequence of such Restricted Payment;
(d) all amounts required to be on deposit in each of the Accounts are on deposit therein;
(e) the Debt Service Coverage Ratio for the preceding four fiscal quarters based on actual historical figures, measured as of the relevant Quarterly Date, is at least 1.20 to 1.00; provided, however, for purposes of the first four Quarterly Dates after the Project Completion Date, the Debt Service Coverage Ratio as of each such Quarterly Date shall be calculated from the first day after the Project Completion Date through the applicable Quarterly Date;
(f) the Projected Debt Service Coverage Ratio for the ensuing four Fiscal Quarter period is at least 1.20 to 1.00;
(g) no other Restricted Payment has been made during the then-current Fiscal Quarter;
(h) there is no outstanding principal or interest on any LC Loans (whether or not matured) or unreimbursed LC Disbursements; and
(i) the Company shall have delivered to the Trustee (without written objection from it, which objection may only be delivered on the basis that such distribution is in violation of the Depositary Agreement), at least seven Business Days (but not more than 30 Business Days) prior to the date of the proposed Restricted Payment (the “Restricted Payment Date”), an Officer's Certificate of the Company dated within 30 days of the Restricted Payment Date:

(1)    to the effect that all conditions for a Restricted Payment on the upcoming Restricted Payment Date have been satisfied; and
(2)    setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratios for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions.
If the Company fails to meet the historical Debt Service Coverage Ratio described in clause (e) of the definition of Distribution Conditions, the Company may use any funds in the Distribution Suspense Account to fund capital expenditures until such historical Debt Service Coverage Ratio has been achieved. In addition, the Company may use funds on deposit in the Distribution Suspense Account to fund any Project Costs to their required levels.
The foregoing provision will not prohibit (a) the payment of any dividend, distribution or other payment on account of, or to the direct or indirect holders of, the Company's Equity Interests within 30 days after the date of declaration thereof, if at said date of declaration would have complied with the provisions of this Indenture, nor (b) the purchase, redemption, defeasance or other acquisition or retirement for value (collectively, a “redemption”) of any Indebtedness of the Company that is contractually subordinate to the Notes within 60 days after the notice of such redemption was given if, at the date of such notice such redemption would have complied with the provisions of this Indenture.
For the avoidance of doubt, the Company will not be prohibited from receiving contributions of equity from time to time; provided that the return of such equity, (including any equity contributed prior to the Issue Date will), other than with the proceeds of the Notes, be subject to this Section 4.07.
The preceding provisions will not prohibit payments pursuant to the Services Agreement.

Section .	Use of Note Proceeds; Letters of Credit.

The Company will use the net proceeds from the sale of the Notes on the Issue Date and from the sale of Additional Notes only to fund the Construction Account, reimburse the Sponsor and to pay Project Costs. Letters of Credit issued under the LC Facility will be used to (a) provide security and satisfy certain other requirements under the PPA and the LGIAs, (b) fund the Debt Service Reserve Requirement and the O&M Reserve Requirement, (c) provide security for the Company's remediation and mitigation liabilities and (d) provide security in respect of the Company's conditional use permit sales tax.

Section .	Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Company will not issue any Disqualified Stock.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):
(1)    the incurrence by the Company of Letters of Credit under the LC Facility and/or comprising one or more Alternative LCs in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $345.0 million at any time outstanding.
(2)     the incurrence by the Company of Indebtedness represented by the Notes, including for the avoidance of doubt any Additional Notes subsequently issued under this Indenture; provided that no issuance of Additional Notes shall be permitted unless (i) the projected Debt Service Coverage Ratio for each semi-annual period will be at least 1.35 to 1.00 (calculated using one-year P90 production assumptions); (ii) there shall be no Default or Event of Default existing at such time under this Indenture or default or event of default existing at such time under the LC Facility; (iii) the date for Substantial Completion (as defined in the EPC Contract) of the Project is projected to occur on or before December 31, 2016 (as confirmed by the Independent Engineer); (iv) the Independent Engineer shall have certified the projections specified in clause (i) after giving effect to the issuance of such Additional Notes; and (v) at least two Rating Agencies shall have affirmed their initial rating of the Series A Notes;
(3)    the incurrence by the Company of Indebtedness represented by mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company in the ordinary course and in an amount not to exceed $5.0 million at any time outstanding;
(4)    the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clauses (2), (3), (4) or (9) of this Section 4.09;
(5)    the incurrence by the Company of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business;
(6)     the incurrence by the Company of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(7)     contingent obligations arising from indemnities provided under the Financing Documents and the Project Contracts;
(8)    Indebtedness arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business; and
(9)     Unsecured Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $10.0 million.
(b)    For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09. Indebtedness under the LC Facility outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness. All Indebtedness shall be denominated in U.S. dollars.
(c)    The amount of any Indebtedness outstanding as of any date will be:
(1)     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)     the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)     in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and
(B) the amount of the Indebtedness of the other Person.

Section .	Leases.

The Company shall not enter into any agreement or arrangement to lease the use of any Property or equipment of any kind (including by sale-leaseback, operating leases, capital leases or otherwise).

Section .	Limitations on Transactions with Affiliates.

(a)    The Company shall not engage in any transactions with Affiliates except:
(1)     on terms which are no less favorable to the Company than it would obtain in an arm's-length transaction with a Person that is not an Affiliate of the Company;
(2)    reasonable fees and compensation paid to and indemnities provided for or on behalf of officers, directors, employees or consultants of the Company;
(3)     the payment of Restricted Payments permitted under this Indenture;
(4)     the Services Agreement and any amendments, supplements or other modifications thereto, provided that any such amendment, supplement or modification is not materially less favorable to the Company than the Services Agreement as in effect on the Issue Date; and
(5)    a loan by the Company to the Sponsor that is made in compliance with the conditions to the making of such loan pursuant to Section 3.1(c) of the Depositary Agreement.
Prior to entering into any transaction contemplated by clause (1) of this Section 4.11, the Company shall deliver to the Trustee an Officers' Certificate, as reviewed by the Independent Engineer, stating that the requirements of such clause (1) are satisfied.

Section .	Limitation on Liens.

The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Section .	Conduct of Business; Maintenance of Properties, Etc.

The Company shall operate, manage and maintain (or cause to be operated, managed and maintained) the Project in conformity with its obligations under the Major Project Contracts and all Permits, and insurance policies in accordance with Prudent Operating Practices, except where the failure to so operate, manage and maintain the Project would not reasonably be expected to result in a Material Adverse Effect.

Section .	Maintenance of Existence.

Except to the extent permitted by Section 4.27 hereof, the Company will maintain its existence and obtain and maintain, or cause to be obtained or maintained, as the case may be, as and when needed, all material franchises, permits, rights, privileges, licenses or government permissions necessary for the development, construction and operation of the Project and conduct of the Company's business, except where any failure would not reasonably be expected to have a Material Adverse Effect.

Section .	Change of Control; Offer to Repurchase Upon Change of Control.

(a)The Company shall not permit any Change of Control prior to the Project Completion Date.

(b)Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within ten (10) days following the date upon which a Change of Control has occurred, the Company will send, by first-class mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1)that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(3)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer must accept and not thereafter withdraw, such offer by delivering written notice of acceptance to the Trustee within 30 days following the date of the Change of Control Offer (the “Offer Period”), it being understood that each Holder shall have the right to accept such Change of Control Offer prior to the expiration of the applicable Offer Period;

(4)that any Note not tendered will continue to accrue interest;

(5)that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(6)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(8)that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
(c)On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer;

(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof tendered in accordance with the procedures described in clause (b) of this Section 4.15; and

(3)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder that properly tendered Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon practicable after the Change of Control Payment Date.
(d)Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(e)Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section .	Separate Existence.

The Company shall (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Company, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of the Company, and (c) provide that its Board of Managers or other analogous governing body will hold all appropriate meetings to authorize and approve the Company's actions, which meetings will be separate from those of other entities.

Section .	Maintenance of Books and Records, Inspection.

The Company will maintain its books, accounts and records in accordance with GAAP. The Company will provide the Trustee and the Independent Engineer with reasonable inspection rights with respect to the Project and its books and records. The Company will not change its Fiscal Year and the Company shall keep books of accounts or records concerning its accounts, contract rights and proceeds at its offices identified in Section 12.02 hereof (as the address may be changed from time to time in accordance with this Indenture).

Section .	Annual Operating Budget.

As soon as available and in any event within 30 days prior to the end of its Fiscal Year, the Company shall deliver to the Trustee a copy of the Annual Operating Budget for the immediately succeeding Fiscal Year and the Company shall use commercially reasonable efforts to comply with such Annual Operating Budget.

Section .	Insurance.

The Company will purchase or provide (or cause to be purchased or provided) and maintain, with responsible and financially sound insurance carriers, customary insurance coverage for the Project in accordance with Prudent Operating Practices.

All insurance must be placed with insurance companies rated “A-VIII” or better by A.M. Best's Insurance Guide and Key Ratings (or equivalent rating by another nationally recognized insurance rating agency of similar standing if A.M. Best's Insurance Guide and Key Ratings is no longer published). The Company must carry and maintain the following insurance coverages: (A) during construction of the Project, (i) comprehensive or commercial general liability (with a per occurrence limit of not less than $1.0 million for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2.0 million aggregate limit for products or completed operations), (ii) automobile liability, (iii) worker's compensation and employer's liability insurance, (iv) excess umbrella liability insurance of not less than $30.0 million in the aggregate and (v) builder's risk insurance on an “all risks basis” covering all the Project's assets and equipment and materials that are scheduled to go into such Project (including transmission lines), including earthquake insurance on a sub-limited aggregate basis and delay in start-up insurance, written on industry standard builder's all risk policy form; and (B) post-construction of the Project, in addition to those coverages listed in (A)(i) through (A)(iv) above, (i) from and after substantial completion of the Project, “all risk” property insurance covering all the Project's assets and machinery and equipment and any property for which the Project has responsibility to insure, to the full replacement cost or an acceptable loss limit with no deduction for depreciation or coinsurance penalty basis, including earthquake insurance on a sub-limited aggregate basis and business interruption insurance. The Company will not be required to maintain any such insurance to the extent it is not available on commercially reasonable terms in the commercial insurance market.

Section .	Perfection and Maintenance of Security Interests.

The Company shall at its expense, prepare, give, execute, deliver, file and/or record any notice, financing statement, continuation statement, public deed, instrument or agreement necessary to maintain, preserve, continue, perfect or validate a first priority security interest granted under the Security Documents or pursuant to the Security Documents for the benefit of the Holders with respect to such security interest, subject to Permitted Liens. The Company shall, at its expense, furnish the Trustee and Collateral Agent, no later than 120 days following each 4th anniversary of the date of this Indenture, with an Officer's Certificate specifying the action taken or required to be taken by it to comply with the requirements of this Section 4.20 since the date of this Indenture or the last such Officer's Certificate, or stating that no such action is necessary.

Section .	Maintenance of Priority of the Notes.

The Company shall ensure that its payment obligations with respect to the Notes will constitute its direct, unconditional and general senior secured obligations and will rank pari passu with all of its other Senior Debt and senior in priority of payment, in right of security and in all other respects over all of its other Indebtedness, with the exception of Permitted Indebtedness, which shall rank pari passu or subordinate in priority of payment and in right of security to such payment obligations.

Section .	Maintenance of Rights in Project Property.

The Company shall preserve and maintain good and valid title or valid leasehold rights to all properties and assets of the Company related to the Project (subject to no Liens other than Permitted Liens) unless failure to maintain or preserve such title or rights would not reasonably be expected to result in a Material Adverse Effect.

Section .	Compliance with Laws and Agreements; Maintenance of Permits.

The Company will (i) comply with all applicable laws and regulations (including any environmental laws) of any Governmental Authority having jurisdiction over the Company or its business and the operation of the Project and Prudent Operating Practices applicable to the Company's business and operation of the Project and (ii) obtain and maintain in full force and effect all material permits and rights, except, in each case, where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section .	Limitation on Nature of Business.

The Company shall not engage or enter into any business other than the development, construction, financing, ownership, operation, maintenance and administration of the Project and ancillary activities related thereto.

Section .	Limitation on Termination or Amendments to Major Project Contracts.

The Company will not cause or consent to or permit, any amendment, modification, extension, termination, cancellation, assignment, replacement, variance or waiver of timely compliance with any terms or conditions of any Major Project Contract; provided, however, that the Company may cause, consent to or permit such an amendment, modification, extension, termination, cancellation, assignment, replacement, variance or waiver upon satisfying certain conditions, including if (a) such amendment, modification, extension, assignment, replacement, variance or waiver is entered into on commercially reasonable, arm's length terms based on then-current market standards and otherwise would not result in a Material Adverse Effect; (b) in the case of any material amendment, modification, extension, assignment, replacement, variance, waiver or material modification of the PPA that adversely affects Project Revenues by more than $1.0 million annually in the aggregate, when aggregated with all previous amendments or modifications in such calendar year, or $5.0 million in the aggregate, when aggregated with all previous amendments or modifications prior to the Maturity Date of the Notes, the Company delivers evidence of a Ratings Reaffirmation (after giving effect to any required Mandatory Redemption); and (c) with respect to a termination or cancellation, such Major Project Contract is replaced with a Replacement Project Contract. After the execution and delivery of any material amendment, modification, extension, assignment, variance or waiver of timely compliance of any terms or conditions of any Major Project Contract, the Company shall (A) promptly furnish the Trustee, the LC Facility Administrative Agent and the Collateral Agent with certified copies of such new Major Project Contracts and (B) within 90 days furnish, any ancillary contract documents applicable to such material amendment, modification, extension, termination, variance or waiver of timely compliance. Notwithstanding the foregoing, the Company may amend or terminate any Option Contract if the changes to all such Option Contracts in the aggregate would not result in a Material Adverse Effect.
The Company will not amend or modify the construction budget and project schedule relating to the Project in any material respect to reallocate any portion of any line item of such construction budget and project schedule, use the contingency line item in such construction budget and project schedule to pay for Project Costs or enter into any change order under the EPC Contract (except as contemplated in such construction budget and project schedule as a separate line item) without the prior consent of the relevant Lenders under the LC Facility (in consultation with the Independent Engineer), except to (1) reallocate or use up to 50% of the contingency line item to pay for such change orders or otherwise pay other Project Costs or (2) apply cost savings from any line of such construction budget and schedule (which cost savings have been confirmed by the Independent Engineer) to the contingency line item of such construction budget and schedule. The Company may also amend the Construction Budget and project schedule (and the Annual Operating Budget) in order to accelerate any block turnover under the EPC Contract provided such acceleration would not result in any material reduction in the projected Debt Service Coverage Ratio for each semi-annual period from those set forth in the Base Case Projections; provided that the Commercial Operation Date under the PPA will be no earlier than August 18, 2014.
Notwithstanding anything to the contrary in the immediately preceding paragraph or any other provisions of the applicable Major Project Contracts, the Company will not extend the scheduled date of final completion of the Project beyond the Outside Completion Date or agree to any change order otherwise permitted under the immediately preceding paragraph that represents a material change in (i) certain milestone dates under the EPC Contract (other than an acceleration thereof as contemplated by and in accordance with the preceding paragraph) or (ii) any liquidated damages payable under the EPC Contract, in each case without the consent of the relevant Lenders under the LC Facility (in consultation with the Independent Engineer).

Section .	Organizational Documents.

The Company will comply with and not amend or modify any of its organizational documents, including the separateness provisions thereof, or permit or suffer to exist any amendment or modification of any of its organizational documents if any such amendment or modification materially and adversely affects any material rights or remedies of any of the parties under any Major Project Contract or Security Documents.

Section .	Fundamental Changes; Asset Dispositions and Acquisitions.

The Company shall not (in one transaction or a series of transactions) merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person.
The Company shall not purchase or acquire any assets other than: (i) the purchase of assets reasonably required for the development of the Project as contemplated by the Construction Budget; (ii) the purchase of assets in the ordinary course of business as reasonably required in connection with the operation and maintenance of the Project, including maintenance Capital Expenditures; (iii) Capital Expenditures funded solely from voluntary equity contributions to the Company; (iv) purchase of assets reasonably required by applicable law; and (v) Permitted Investments.
The Company shall not sell, transfer, convey, lease or otherwise dispose of any assets material to the operation of the Project other than Permitted Asset Sales.

Section .	Hedging Agreements.

The Company shall not enter into any Hedge Transaction, foreign currency trading or other speculative transactions.

Section .	Investments in Other Persons.

The Company shall not make any investments of funds (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) in other Persons other than:
(a)    Permitted Investments;
(b)    Capital Expenditures permitted under Section 4.30 hereof;
(c)     investments consisting of extensions of credit in the nature of deposits, prepayments, accounts receivable, notes receivable or other similar accounts arising from the grant of trade credit in the ordinary course of business;
(d)    investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(e)    investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and
(f)     a loan by the Company to the Sponsor that is made in compliance with the conditions to the making of such loan pursuant to Section 3.1(c) of the Depositary Agreement.

Section .	Capital Expenditures.

The Company shall not make any Capital Expenditures other than:
(a)     Required Capital Expenditures;
(b)     Emergency Capital Expenditures;
(c)     Capital Expenditures financed with proceeds of voluntary equity contributions made to the Company; and
(d)     the Company will have the right to make, or cause to be made, any modification, alteration, addition or improvement to the Project that it considers necessary or desirable in the proper conduct of its business, without expense to or the consent of the Trustee, the LC Facility Administrative Agent or the Collateral Agent, referred to herein as “Discretionary Capital Expenditures,” which shall not be permitted if such Discretionary Capital Expenditure (i) will decrease by more than a de minimis amount the then current value, residual value, utility (other than with respect to Discretionary Capital Expenditures for pollution control equipment), or remaining useful life of the Project immediately prior to such Discretionary Capital Expenditure, (ii) will cause the Project to become “limited use property” or (iii) could reasonably be expected to have a Material Adverse Effect. In addition, such Discretionary Capital Expenditure shall only be permitted if:
(1)    clauses (a), (c), (d), (e), (f), (h) and (i) of the Distribution Conditions are satisfied, applied as if such Discretionary Capital Expenditure were a Restricted Payment;
(2)    the funds applied to such Discretionary Capital Expenditure are available from the funds remaining on deposit in the Revenue Account;
(3)    the Company provides to the Trustee, the LC Facility Administrative Agent and the Collateral Agent a written confirmation from the Independent Engineer that such Discretionary Capital Expenditure is not reasonably expected to materially reduce or impair the solar resources available to the Company for the purpose of satisfying the obligations of the PPA; and
(4)    the Company shall have received all consents and approvals from any Governmental Authority having jurisdiction.

Section .	Subsidiaries.

The Company shall not create or suffer to exist any Subsidiaries.

Section .	Accounts.

The Company shall not open and/or maintain any bank, brokerage or other account other than the Accounts and Local Accounts, except as permitted under this Indenture, provided such accounts are maintained with the Collateral Agent. The Company will take all actions as may be necessary to cause all revenues received by it from the Project (i) to be deposited in the Accounts as and to the extent required in the Depositary Agreement and this Indenture and (ii) to otherwise be applied in the manner specified by the Depositary Agreement and this Indenture.

Section .	Performance of Major Project Contracts.

The Company will perform and observe the covenants and obligations under each Major Project Contract and other Project Contract and diligently exercise and enforce all of its rights and remedies under each Major Project Contract and other Project Contract, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section .	Exercise of Rights.

To the extent commercially reasonable under the circumstances in accordance with Prudent Operating Practices, the Company will diligently pursue all rights and remedies under any insurance policy or Project Contract with respect to the receipt of Loss Proceeds or other compensation available to the Company upon the occurrence of a Loss Event, including an Event of Taking.

Section .	Consent and Agreement.

On or prior to the Issue Date, the Company shall give or cause to be given written notice of the security interest in all then existing Major Project Contracts (other than the Option Contracts) to the other parties thereto, and shall obtain from each such party a Consent. Concurrently with or promptly after entering into any Replacement Project Contract after the Issue Date, the Company shall give or cause to be given written notice to the counterparty thereto of the security interest therein granted under the Security Documents and shall obtain from the counterparty under such Replacement Project Contract, and deliver or cause to be delivered to the Trustee, a Consent.

Section .	Replacement Project Contracts.
The Company will not enter into any Replacement Project Contracts if entering into such document (i) would reasonably be expected to result in a Material Adverse Effect, or (ii) would reasonably be expected to result in the breach of, or conflict with the terms of any other Major Project Contract. In addition, the Company shall provide a perfected first priority security interest pursuant to the Security Documents with respect to each such Replacement Project Contract.

Section .	Rating.

The Company shall use commercially reasonable efforts to cause each of the applicable Rating Agencies to continue to provide a rating on the Notes.

Section .	Funding of Equity Contributions.

The Company shall cause the Sponsor to make Equity Contributions as provided under the ECA at such times as required in order for the Company to pay Project Costs on or before the date such Project Costs are payable.

Section .	Loss Event.

If any material Loss Event shall occur with respect to the Project or any part thereof, the Company shall (i) diligently pursue all of its rights to compensation and remedies against all relevant insurers, reinsurers and governmental authorities, as applicable, in respect of such event, (ii) not, without the written consent of the Collateral Agent, which consent shall not be unreasonably withheld, delayed or conditioned, compromise or settle any claim with respect to any Loss Event involving an amount exceeding the threshold agreed in the Depositary Agreement and (iii) pay or apply all Loss Proceeds (as defined in the applicable Financing Documents) stemming from such event in accordance with the Financing Documents.

Section .	Loss Events and Events of Taking.

If:
(1)all or a portion of the Project is destroyed, condemned, seized or expropriated,

(2)the Company receives Loss Proceeds from insurance, indemnification, condemnation or otherwise as a result of such event noted above in excess of an amount equal to $20.0 million, which amounts shall have been deposited into the Loss Proceeds Account pursuant to Section 3.10 of the Depositary Agreement; and

(3)(a) the Company does not submit a Reinvestment Certificate within the later of (i) 90 days of the occurrence of such Loss Event and (ii) 60 days after the Company receives the applicable Loss Proceeds related to such Loss Event (or promptly upon the Company's determination not to undertake any Restoration Work in connection with such Loss Event), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to undertake any Restoration Work to the extent required in accordance with the applicable Reinvestment Plan, (d) the Company fails to complete such Restoration Work within 270 days following the occurrence of such Loss Event (provided that such period may be extended for an additional 180 days in the event the Company is using commercially reasonable efforts to complete such Restoration Work), or (e) upon completion of such Restoration Work, the amount of excess Loss Proceeds not needed for such purpose is greater than $20.0 million; then, within five (5) Business Days thereof, or any other applicable event described in Section 3.10 of the Depositary Agreement pursuant to which Loss Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.10(b)(ii), (iii), (v) or 3.10(c)(ii) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the

Depositary Agent to transfer (x) the Note Pro Rata Share of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 hereof and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Loss Proceeds or excess or remaining Loss Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding LC Facility Obligations exceeds the amount of Loss Proceeds or excess or remaining Loss Proceeds, as the case may be, the Notes and outstanding LC Facility Obligations will be redeemed or prepaid, as the case may be, on a pro rata basis, based on the amounts required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

If (i) any Loss Proceeds remain after consummation of such prepayment or redemption, (ii) the amount of Loss Proceeds received is $20.0 million or less or (iii) the amount of any Loss Proceeds remaining after completion of such Restoration Work is $20.0 million or less, the Company may use those Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Company shall transfer such amounts to the Construction Account (prior to the Project Account Funding Date) or the Revenue Account (on or after the Project Account Funding Date).

Section .	Title Events.

If a Title Event occurs, the Company will use Title Event Proceeds to pay or reimburse costs and expenses necessary to remedy the applicable Title Event. Upon the completion of the effort to remedy any Title Event, if the amount of any excess Title Event Proceeds not needed for such purpose is in excess of $20.0 million, the Company will, within five (5) Business Days following its delivery to the Trustee and the Collateral Agent of an Officer's Certificate certifying, among other things, the result of the effort to remedy such Title Event, direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such excess Title Event Proceeds to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such excess Title Event Proceeds to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of the Notes in accordance with the provisions set forth in Section 3.09 hereof and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be redeemed or prepaid out of such excess Title Event Proceeds. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding LC Facility Obligations exceeds the amount of excess Title Event Proceeds, the Notes and outstanding LC Facility Obligations will be redeemed or prepaid, as the case may be, on a pro rata basis, based on the amounts required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).
If (i) any Title Event Proceeds remain after consummation of such redemption or prepayment or (ii) the amount of any excess Title Event Proceeds is $20.0 million or less, the Company may use those Title Event Proceeds for any purpose not otherwise prohibited by this Indenture and the Company shall transfer such amounts to the Construction Account (prior to the Project Account Funding Date) or the Revenue Account (on or after the Project Account Funding Date).

Section .	Performance Liquidated Damages.

If:
(1)     The Company receives any Performance LD Proceeds in excess of $20.0 million; and
(2)(a)     the Company does not submit a Reinvestment Certificate within the 60 days after it receives such Performance LD Proceeds (or promptly upon the Company's determination not to undertake any Performance LD Reinvestment Work with such Performance LD Proceeds), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to complete such Performance LD Reinvestment Work within 90 days following the receipt of such Performance LD Proceeds (provided that such period may be extended for an additional 60 days if the Company is using commercially reasonable efforts to complete such Performance LD Reinvestment Work), or (d) upon completion of any Performance LD Reinvestment Work, the amount of excess Performance LD Proceeds not needed for such purpose is greater than $20.0 million;
then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Performance LD Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.11(b)(ii), (iv) or (vi) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Performance LD Proceeds or such excess or remaining Performance LD Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 hereof and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding LC Facility Obligations exceeds the amount of Performance LD Proceeds or excess or remaining Performance LD Proceeds, as the case may be, the Notes and outstanding LC Facility Obligations will be redeemed or prepaid, as the case may be, on a pro rata basis, based on the amounts required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).
If (i) any Performance LD Proceeds remain after consummation of such prepayment or redemption, (ii) the amount of Performance LD Proceeds received is $20.0 million or less or (iii) the amount of Performance LD Proceeds remaining upon completion of such Performance LD Reinvestment Work is $20.0 million or less, the Company may use those Performance LD Proceeds for any purpose not otherwise prohibited by this Indenture and the Company may transfer such amounts to the Construction Account (prior to the Project Account Funding Date) or the Revenue Account (on or after the Project Account Funding Date).
Delayed Revenue LD Proceeds (other than Pass-Through Amounts) will be deposited into the Construction Account and shall not be required to be used to redeem the Notes.
Notwithstanding the foregoing, if on the Commercial Operation Date, the Project is capable of generating at least 500MW of electricity, the Company shall not be obligated to make such Mandatory Redemption or prepayment otherwise required pursuant to this Section 4.42 if it instead elects to be subject to the provisions of a Permitted Capacity Reduction , including the mandatory redemption required thereunder.

Section .	Project Contract Termination.

If:

(1) The Company receives any Project Contract Termination Proceeds in excess of $20.0 million; and
(2)(a) the Company does not submit a Reinvestment Certificate within 60 days after it receives such Project Contract Termination Proceeds (or promptly upon the Company's determination not to undertake any Project Contract Replacement Work with such Project Contract Termination Proceeds) or (b) upon completion of such Project Contract Replacement Work, the amount of excess Project Contract Termination Proceeds not needed for such purposes is greater than $20.0 million; then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Project Contract Termination Proceeds are deposited into the Note Redemption Account pursuant to Section 3.11(c)(ii) or (iv) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth under Section 3.09 hereof and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be prepaid or redeemed out of such Project Contract Termination Proceeds or excess Project Contract Termination Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding LC Facility Obligations exceeds the amount of Project Contract Termination Proceeds or excess Project Contract Termination Proceeds, as the case may be, the Notes and outstanding LC Facility Obligations will be redeemed or prepaid, as the case may be, on a pro rata basis, based on the amounts required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be purchased).
If (i) any Project Contract Termination Proceeds remain after consummation of such purchase, prepayment or redemption, (ii) the amount of Project Contract Termination Proceeds received is $20.0 million or less or (iii) the amount of Project Contract Termination Proceeds remaining upon completion of such Project Contract Replacement Work is $20.0 million or less, The Company may use those Project Contract Termination Proceeds for any purpose not otherwise prohibited by this Indenture and the Company may transfer such amounts to the Construction Account (prior to the Project Account Funding Date) or the Revenue Account (on or after the Project Account Funding Date).

Section .	Accumulation of Amounts in Distribution Suspense Account.

In the event that, on any Quarterly Date, the conditions for making a Restricted Payment are not satisfied, remaining monies in the Distribution Suspense Account will not, except as indicated in the following sentences, be distributed therefrom until the conditions for making a Restricted Payment are satisfied. If such amounts have been on deposit in the Distribution Suspense Account longer than four consecutive Quarterly Dates and the Company has not been permitted to make a Restricted Payment because the conditions for making such Restricted Payment have not been satisfied, within five Business Days following the fourth consecutive Quarterly Date (subject to extension in accordance with the following sentence), the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such remaining monies to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such remaining monies to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 hereto and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be prepaid or redeemed out of such amounts remaining in the Distribution Suspense Account, provided that the Company shall be entitled to request that any such amounts may be applied instead to the payment of Project Costs, operating expenses or other transaction costs, subject to the Collateral Agent's prior written consent, not to be unreasonably withheld. In the event that the sole reason for the failure to satisfy the Distribution Conditions as of such Quarterly

Date is the result of the failure to satisfy the historical Debt Service Coverage Ratio test contemplated in clause (e) of the definition of Distribution Conditions the four consecutive Quarterly Date period specified above may be extended for up to four additional, consecutive Quarterly Dates (“Extended Quarterly Dates”), and the funds shall be held in a sub-account in the Distribution Suspense Account so long as all Distribution Conditions are not met on each Extended Quarterly Date. In the event of a failure to meet all Distribution Conditions on any Extended Quarterly Date, all such funds on deposit in such sub-account shall be subject to the Mandatory Redemption and prepayment provisions set forth above in this Section 4.44. On any Extended Quarterly Date on which all Distribution Conditions are met, the funds relating to that Quarterly Date may be released (but not the funds in the aforementioned sub-account, which may only be released after four consecutive Extended Quarterly Dates in which all Distributions Conditions are met). Amounts may otherwise be distributed once the conditions for making a Restricted Payment are satisfied or may otherwise be applied in accordance with the Depositary Agreement.
The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding LC Facility Obligations exceeds the amount of such funds on deposit in such sub-account, the Notes and outstanding LC Facility Obligations will be redeemed or prepaid, as the case may be, on a pro rata basis, based on the amounts required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be purchased).

Section .	Construction of the Project.

The Company shall use diligent efforts to construct and complete or cause to be constructed or completed, the Project in accordance with Prudent Industry Practices, the Construction Budget, the terms and conditions of the EPC Contract and the other Major Project Contracts, applicable Governmental rules and Necessary Project Permits.

Section .	Payments for Consent.

The Company will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the applicable time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section .	Further Assurances.

The Company will, at its own cost and expense, execute and deliver to the Trustee all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, or as may be reasonably requested by the Trustee or the Collateral Agent, to enable the Trustee or the Collateral Agent, as applicable to exercise and enforce its rights in connection with the Collateral provided for in the Security Documents and this Indenture, and take such other actions as reasonably may be necessary to carry out the intent of this Indenture.

Section .	Energy Regulatory Status.

(a)    Prior to the Company's first sale of electric energy (including test energy) generated by the Project (the “MBR Authority Satisfaction Date”), the Company shall obtain and deliver to the Trustee an order from FERC granting the Company MBR Authority. At all times after the MBR Authority Satisfaction Date, the Company shall take or cause to be taken all necessary actions so that the Company (A) will be in material compliance with the requirements of the Federal Power Act, and (B) has made all necessary filings to remain in material compliance with its MBR Authority.
(b)    Prior to the Company's first sale of electric energy (including test energy) generated by the Project, the Company's EWG status under PUHCA shall have become effective by operation of FERC's regulations. After its application being granted by the FERC, the Company shall deliver to the Trustee a letter from the Company indicating that the Company's EWG status has been granted, and a copy of any additional issuances from FERC concerning the Company's EWG status, including FERC's Notice of Effectiveness of the Company's EWG status. At all times after the Company files with FERC a notice of self-certification of its EWG status, the Company shall take or cause to be taken all necessary actions and make all necessary filings so that the Company maintains its status as an EWG under PUHCA, except where any such failure shall not be reasonably expected to result in a Material Adverse Effect. For purposes of this provision references to sections of or rules under PUHCA regarding EWG status will be deemed to include substitute, replacement or successor sections of or to PUHCA or regulations under PUHCA adopted from time to time.
(c)    The Company shall take or cause to be taken all necessary efforts to maintain its exemption from financial, organizational or rate regulation as a public utility under the laws of the State of California as presently constituted and as construed by the courts of California.

Section .	Land Transfer.
The Company shall deliver or cause to be delivered to the Trustee evidence that the close of escrow transferring land pursuant to that certain Land Transfer Agreement, dated April 15, 2011, as amended by the First Amendment, dated September 30, 2011, between the Company and PG&E, has occurred.

Section .	Fiscal Year, Name, Location and EIN.

The Company shall not change (a) its fiscal year, name or federal employer identification number or (b) its jurisdiction of organization, its organization identification number or the location of its principal place of business, in the case of either (a) or (b) without at least 10 days' prior written notice to the Trustee and the Collateral Agent.

Section .	Hazardous Materials.

The Company shall not use or Release any Hazardous Materials in violation of any Environmental Laws, other Legal Requirements or applicable Necessary Project Permits or in a manner that could reasonably be expected to subject the Secured Parties to liability or result in a Material Adverse Effect. In the event of any such Release, the Company shall conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and remediate all such Hazardous Materials Released at, on, in, under or from the Project or applicable Real Property, to the extent required by and in accordance in all respects with the requirements of all Environmental Laws.
ARTICLE 5
[RESERVED]

ARTICLE 6
DEFAULTS AND REMEDIES

Section .Events of Default.

Each of the following is an “Event of Default”:
(a)the Company fails to pay interest on any Note in accordance with the terms of this Indenture within five days after the same becomes due and payable;

(b)the Company fails to pay any principal or premium, if any, on any Note after the same becomes due and payable, whether by scheduled maturity, redemption, acceleration or otherwise, or the Company fails to offer to redeem or purchase the Notes when required to do so pursuant to Sections 3.09, 3.10, 3.11, 4.15, 4.40, 4.41, 4.42, 4.43 or 4.44 hereof;

(c)the Company fails to perform or observe any of the other covenants under this Indenture or any Security Document (other than, in the case of any Security Document, covenants, the breach of which would not reasonably be expected to result in a Material Adverse Effect) and not otherwise specifically provided for elsewhere under this Section 6.01 and does not cure such failure within 30 days after the earlier of its receipt of notice by the Trustee or the Holders of at least 25% of aggregate principal amount of the Notes then outstanding as a single class and its Actual Knowledge thereof; provided that such grace period may be extended to 90 days if the Company is taking action reasonably likely to cure such failure to perform;

(d)the Company is involved in a Bankruptcy Event;

(e)the Company shall (a) default in the payment of any principal, interest or other amount when due and the expiration of any applicable grace period, whether by acceleration or otherwise, in respect of any Obligations under the LC Facility or the Replacement LC Facility in principal amount of $10.0 million or more or (b) default in the performance or observance of any obligation or condition with respect to any other Indebtedness in an aggregate principal amount of $25.0 million or more and the effect of such default is to cause the acceleration of such amounts prior to scheduled maturity;

(f)a final judgment or judgments for the payment of money exceeding $25.0 million in the aggregate that are not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Trustee by an insurance consultant shall be entered against the Company by one or more courts, administrative tribunals or other bodies having jurisdiction over us and the same is not paid, discharged or stayed, or for which no bond is posted, for a period of 90 consecutive days after its entry;

(g)the occurrence of an Event of Abandonment continues for more than 30 consecutive days;

(h)subject to clause (i) below, an event of default shall have occurred under any Material Project Contract other than the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 60 days; provided, however, that (a) if (i) such event of default cannot be cured with such 60-day period, (ii) such event of default is reasonably susceptible of cure within 120 days from such event of default, (iii) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (iv) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in such Major Project Contract) and (v) an extension of such 60-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 90 days after the end of the initial 60-day period (for a total of 150 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace a Material Project Contract other than the PPA with a Replacement Project Contract within 120 days;

(i)(A) notwithstanding clause (h) above, any Major Project Contract other than the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder and other than a termination of one or more LGIAs or the termination of the EPC Contract in connection with which the Company shall have complied with the provisions of Section 3.10 hereof) unless (i) the Company replaces such Major Project Contract with a Replacement Project Contract within 120 days after such termination or cessation and (ii) the Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 120-day period or (B) any Permit necessary to operate the Project substantially in accordance with the Project Contracts has been revoked or withdrawn where such revocation or withdrawal would reasonably be expected to have a Material Adverse Effect and no replacement Permit has been obtained within 60 days of such revocation or withdrawal; provided that if such replacement Permit cannot be obtained within such 60-day period then the time within which such replacement Permit may be obtained shall be extended to such date, not to exceed 30 days after the end of the initial 60-day period (for a total of 90 days) as long as diligent efforts are undertaken to obtain such replacement Permit;

(j)subject to clause (k) below, an event of default shall have occurred under the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 30 days; provided, however, that (a) if (i) such event of default cannot be cured with such 30-day period, (ii) such event of default is reasonably susceptible of cure within 90 days from such event of default, (iii) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (iv) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in the PPA) and (v) an extension of such 30-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 60 days after the end of the initial 30-day period (for a total of 90 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace the PPA with a Replacement Project Contract within 90 days;

(k)notwithstanding clause (j) above, the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder) unless (i) the Company replaces the PPA with a Replacement Project Contract within 90 days after such termination or cessation and (ii) the Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 90-day period;

(l)the Lien contained in this Indenture or any of the Security Documents ceases to be effective to grant a perfected Lien to the Collateral Agent on any material portion of the Collateral described therein with the priority purported to be created thereby and such effectiveness and perfection priority is not reinstated or the Company has not posted cash collateral to the Collateral Agent equal to the replacement value thereof, in each case within 30 days after the time of discovery thereof by the Company, except to the extent that any such loss of effectiveness results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;

(m)this Indenture, the Intercreditor Agreement, the Consents, the Pledge Agreement, the Security Agreement, the Depositary Agreement, the Deed of Trust, the ECA or any other material Security Document is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof;

(n)if, at any time following delivery by the Company of an ERISA Notice, (i) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan is or is reasonably expected to be filed with the PBGC or the PBGC institutes proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, exceeds $10.0 million, (iv) the Company incurs or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal, or (vi) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect;
(o)(i) failure by the Sponsor to contribute the Equity Contribution Amount when due and such failure continues for five Business Days or (ii) the Sponsor fails to provide credit support for the obligations under the Equity Contribution Agreement, if required, and such failure continues for 30 days; and

(p)failure to complete construction of generation capacity of at least 500 MW on or before the Outside Completion Date (as defined in the PPA).

Section .Acceleration.

If an Event of Default shall have occurred and be continuing, the Trustee will within five Business Days of receiving written notice thereof, notify the Holders. The Holders of at least 25% in aggregate principal amount of the outstanding Notes may require the Trustee to accelerate the maturity of all the Notes and exercise all other available remedies.
Notwithstanding the preceding paragraph, upon the occurrence of an Event of Default referred to in Section 6.01(d) hereof all of the principal of and accrued interest on all of the Notes shall become immediately due and payable without any demand or other action by the Trustee or the Holders.
After any such acceleration, but before any sale of all or part of the Collateral, the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section .	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section .	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but, except as expressly provided therein, no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section .	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions, including the limitation set forth in the Intercreditor Agreement. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section .	Limitation on Suits.

No Holder of any Note will have any right to institute any proceeding for a remedy under this Indenture unless (i) such Holder has previously given to the Trustee written notice of the occurrence of an Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute such proceeding, (iii) the Noteholders have offered to the Trustee security and indemnity satisfactory to the Trustee against costs and liabilities associated with such proceeding, (iv)the Trustee has failed to institute such proceeding within 60 days after the receipt of such notice and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority of the outstanding principal amount of the Notes.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section .	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder, which is absolute and unconditional, to receive payment of the principal of, Make Whole Amounts, if any, and interest, if any, on its Notes, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to institute suit for the enforcement of any such payment on or after such respective dates, or the Company's obligation, which is also absolute and unconditional, to pay the principal of, Make-Whole Amounts, if any, and interest on each of the Notes to the respective Holders at the time and place set forth in the Notes, shall not be impaired or affected without the consent of such Holder.

Section .	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section .	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section .	Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all applicable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second:    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third:    to the Company or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10 and shall notify the Company of such record date.

Section .	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee.

ARTICLE 7
TRUSTEE

Section .Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

(b)Except during the continuance of an Event of Default:

(1)the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(f)The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section .Rights of Trustee.

(a)The Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting in so relying, upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and the Trustee shall incur no liability of any kind by reason of such inquiry or investigation.

(b)Before the Trustee acts or refrains from acting, it may require an Officer's Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer's Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity or security reasonably satisfactory to it against such risk or liability is not assured or provide to it.

(g)The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.
(h)In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)The Trustee may request that the Company deliver an Officer's Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer's Certificate may be signed by any person authorized to sign an Officer's Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)Any request or direction of the Company mentioned herein shall, at the Trustee's request, be sufficiently evidenced by a Company request or Company order and any resolution of the Board of Managers of the Company shall be sufficiently evidenced by a resolution of the Board of Managers.

(l)The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(m)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(n)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section . Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section .	Trustee's Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section .	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will mail to the Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of an Event of Default specified in clause (a) or (b) of Section 6.01, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. Other than with respect to the receipt of the Officer's Certificate pursuant to Section 4.04(a), the Trustee shall have no duty to inquire as to the performance of the covenants of the Company in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Sections 6.01(a) or 6.01(b) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or of which a Responsible Officer of the Trustee has actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee's receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer's Certificates).

Section .	Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c). To the extent that this Indenture is required to be qualified under the Trust Indenture Act in connection with an issuance of Additional Notes in a registered offering or otherwise, the Trustee shall also comply with Section 313(d). The Company shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom. A copy of each report at the time of its mailing to the Holders will be delivered by the Trustee to the Company.

Section .	Compensation and Indemnity.

(a)The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee's compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee's agents and outside counsel.

(b)The Company will indemnify the Trustee, including its officers, directors, employees and agents, for, and hold each of the Trustee, including its officers, directors, employees and agents, and any predecessor, harmless against any and all damages, losses, liabilities, claims or expenses (including reasonable attorneys' fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture and the Notes against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise, failure or refusal to exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined by a court of competent jurisdiction to have been caused by its own negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel of its selection and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)The obligations of the Company under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)To secure the payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(d) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section .Replacement of Trustee.

(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)the Trustee fails to comply with Section 7.10 hereof;

(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a custodian or public officer takes charge of the Trustee or its property; or

(4)the Trustee becomes incapable of acting.

(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.

(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section .Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section .	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section .Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Managers evidenced by a resolution set forth in an Officer's Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section .	Legal Defeasance and Discharge.

Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same, including the release of the Collateral), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, Make-Whole Amounts, if any, or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)the Company's obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith; and

(4)this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section .	Covenant Defeasance.

Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of its obligations under the covenants contained in Sections 4.03(a)(4)-(8), Section 4.03(b), Section 4.04 and Sections 4.07 through 4.51 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o) and (p) hereof will not constitute Events of Default.

Section .	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company is a party or by which the Company is bound;

(6)the Company must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)the Company must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section .Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section .	Repayment to Company.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section .	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section .Without Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement this Indenture or the Notes:
(1)to cure any ambiguity, defect or inconsistency;

(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)to provide for the assumption of the Company's obligations to the Holders in the case of merger or consolidation or sale of all or substantially all of the Company's assets to the extent permitted pursuant to this Indenture;

(4)to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(5)to conform the text of this Indenture, the Notes or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Security Documents, which intent may be evidenced by an Officer's Certificate to that effect;

(6)to enter into additional or supplemental Security Documents;

(7)to release Collateral in accordance with the terms of this Indenture and the Security Documents;

(8)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(9)to evidence the succession of a new Trustee hereunder.

Upon the request of the Company accompanied by a resolution of its Board of Managers authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 12.04 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section .	With Consent of Holders.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 4.15 hereof) and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
Upon the request of the Company accompanied by a resolution of its Board of Managers authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.04 hereof, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except Section 4.15 hereof);

(3)reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)make any Note payable in money other than that stated in the Notes;

(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes;

(7)waive a redemption payment with respect to any Note (other than a payment required pursuant to Section 4.15 hereof);

(8)release all or substantially all of the Collateral from the Liens created by the Security Documents, except as specifically provided in this Indenture and the Security Documents; and

(9)make any change in the preceding amendment and waiver provisions.

Section .[Reserved].

Section .	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section .	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section .	Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Managers of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 10
COLLATERAL AND SECURITY

Section .Security Documents.

The due and punctual payment of the principal of, Make Whole Amounts, if any, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company has entered into simultaneously with the execution of this Indenture. Each Holder, by its acceptance hereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral (as defined in the Security Documents)) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens, in each case, other than Permitted Liens.
In the event of any conflict between the provisions set forth in this Indenture or any Security Document and those set forth in the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Indenture or any such other Security Document.
The Collateral Agent is hereby appointed by the Company to be the agent for and representative of the Trustee for the benefit of the Holders with respect to the Security Documents, and each of the Holders hereby authorizes and directs each of the Trustee and the Collateral Agent to execute, deliver and perform each of the Security Documents to which the Trustee or the Collateral Agent, as the case may be, is or is intended to be a party, and each Holder agrees to be bound by all of the agreements of the Trustee and the Collateral Agent contained in the Security Documents. The Collateral Agent is further authorized and directed by the Holders to, and shall, enter into one or more joinder agreements under the Intercreditor Agreement and/or the Depositary Agreement, in any case, pursuant to the terms thereof.

Section .	Recording and Opinions.

(a)The Company will furnish to the Trustee simultaneous with the execution and delivery of this Indenture an Opinion of Counsel either:

(1)stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments necessary to make effective the Lien intended to be created by the Security Documents, and reciting with respect to the security interests in the Collateral owned by the Company on the date hereof, the details of such action; or

(2)stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

Section .Release of Collateral.

(a)Subject to subsections (b), (c), (d) and (e) of this Section 10.03 and subject to the Intercreditor Agreement, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officer's Certificate certifying that all conditions precedent hereunder have been met and (at the sole cost and expense of the Company) the Collateral Agent will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture. Upon receipt of such Officer's Certificate the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b)The Collateral Agent's Liens upon the Collateral will no longer secure the Notes outstanding under this

Indenture or any other Obligations under this Indenture, and the right of the Holders to the benefits and proceeds of the Collateral Agent's Liens on the Collateral will automatically terminate and be unconditionally discharged:

(1)upon satisfaction and discharge of this Indenture pursuant to Article 11 hereof;

(2)upon a defeasance of the Notes pursuant to Article 8 hereof;

(3)upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4)in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 hereof; or

(5)if any of the Collateral shall be sold or disposed of to any Person in a transaction (i) permitted under the Financing Documents or (ii) consented to pursuant to the Financing Documents, in each case, subject to the Intercreditor Agreement.

(c)No Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the certificate required by this Section 10.03 has been delivered to the Collateral Agent.

(d)At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders, other than upon payment in full and discharge of all Notes outstanding under this Indenture.

(e)The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents.

Section .Opinion of Counsel.

The Company, will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such Collateral may be released in accordance with this Indenture and the Security Documents.
The Trustee shall, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section .	Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Documents and has delivered the certificates and documents required by the Security Documents and Sections 10.03 and 10.04 hereof, the Trustee, based on the Opinion of Counsel delivered pursuant to Section 10.04 hereof, will deliver a certificate to the Collateral Agent setting forth its determination that the applicable Collateral may be so released.

Section .	Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1)enforce any of the terms of the Security Documents; and

(2)	collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section .	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section .	Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Company under this Indenture, the Notes and the Security Documents or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, the Trustee will at the request of the Company deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.
ARTICLE 11
SATIFSFACTION AND DISCHARGE

Section .Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1) either:
(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption;
(2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
(3) the Company has paid or caused to be paid all sums payable by it under this Indenture; and
(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
Notwithstanding the foregoing, in the event that an Event of Default has occurred and is continuing and the Company has paid all Notes delivered to the Trustee for payment, this Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder and not so delivered to the Trustee for payment, when the Company has deposited with the Trustee cash in a sufficient amount to redeem all such outstanding Notes in accordance with their terms together with proof that notice of redemption has been given or waived or with an irrevocable order from the Company directing the Trustee to give such notice.
In addition, the Company must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (2) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section .	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 1
MISCELLANEOUS

Section .[Reserved].

Section .	Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the other's address:
If to the Company:

Topaz Solar Farms LLC
10400 Helios Way
Santa Margarita, CA 93453
Facsimile No.: (515) 242-3084
Attention: General Counsel
With a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY
Facsimile No.: (212) 351-6215
Attention: Peter J. Hanlon
If to the Trustee:

The Bank of New York Mellon Trust Company
2 North LaSalle Street, Suite 1020
Chicago, IL 60602
Facsimile No.: (312) 827-8542
Attention: Corporate Trust Administration

The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee's understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee's reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction received after such reliance and/or compliance. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section .	[Reserved].

Section .	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(1)an Officer's Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section . Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and must include:
(1)a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section .Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section .	No Personal Liability of Directors, Officers, Employees and Equityholders.

No past, present or future director, officer, employee, incorporator or equityholder of the Company (including any holder of any membership interests in the Company), as such, will have any liability for any obligations of the Company under the Notes, this Indenture, the Security Documents or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section .	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section .	Submission to Jurisdiction.

Each party hereto hereby submits to the exclusive jurisdiction of the New York state courts and the federal courts sitting in the State of New York for the purposes of all legal proceedings arising out of or relating to this Indenture or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

Section .	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER THIS INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section .	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or Indebtedness agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or Indebtedness agreement may not be used to interpret this Indenture.

Section .	Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section .	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section .	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section .	Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section .	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section .	Rights of Agents.

In connection with their acting hereunder, each of the Trustee and the Collateral Agent, as the case may be, is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to the Trustee or the Collateral Agent, as applicable, under the Financing Documents.

[Signatures on following page]

SIGNATURES
Dated as of February 24, 2012

TOPAZ SOLAR FARMS LLC, as Issuer

By: /s/ Paul Caudill
Name: Paul Caudill
Title: President

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Truste

By: /s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

[Face of Note]

CUSIP/CINS ____________
5.75% Series A Senior Secured Notes due 2039
No. ___    $____________
TOPAZ SOLAR FARMS LLC
promises to pay to                or registered assigns,
the principal sum of __________________________________________________________ DOLLARS in installments on the dates and in the amounts as set forth in Schedule 1 hereto and made part hereof.
Interest Payment Dates: March 30 and September 30
Record Dates: March 15 and September 15

A[1]-1

Dated: February __, 2012
TOPAZ SOLAR FARMS LLC

By:
Name:
Title:
This is one of the Notes referred to
in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
By:
Authorized Signatory

A[1]-2

[Back of Note]
5.75% Series A Senior Secured Notes due 2039
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)Interest. Topaz Solar Farms LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 5.75% per annum from ________________, ___ until maturity. The Company will pay interest, if any, semi-annually in arrears on March 30 and September 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
(2)Method of Payment. The Company will pay interest, and will make payments of principal in accordance with Schedule 1 hereto, on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent on or before the relevant record date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders. The Company may act as Paying Agent or Registrar.

(4)Indenture and security documents. The Company issued the Notes under an Indenture dated as of February 24, 2012 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company, secured on a first priority basis by a security interest in substantially all of the Company's assets, pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

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(5)Optional Redemption.
(a)At any time prior to the Maturity Date the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days' but not more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest, if any, on the principal amount of the Notes up to, but not including, the redemption date (subject to the right of the Holder on the relevant record date to receive interest due on the relevant interest payment date).

(b)Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(7)No Sinking Fund. The Company is not required to make sinking fund payments with respect to the Notes.

(8)CHANGE OF CONTROL REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within 10 days following either the date upon which a Change of Control has occurred, the Company will send, by first-class mail a notice describing the transaction or transactions that Constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(9)Mandatory Redemption.

(a)    If:
(1)    all or a portion of the Project is destroyed, condemned, seized or expropriated,
(2)    the Company receives Loss Proceeds from insurance, indemnification, condemnation or otherwise as a result of such event noted above in excess of an amount equal to $20.0 million, which amount shall have been deposited into the Loss Proceeds Account pursuant to Section 3.10 of the Depositary Agreement; and
(3)    (a) the Company does not submit a Reinvestment Certificate within the later of (i) 90 days of the occurrence of such Loss Event and (ii) 60 days after the Company receives the applicable Loss Proceeds related to such Loss Event (or promptly upon the Company's determination not to undertake any Restoration Work in connection with such Loss Event), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to undertake any Restoration Work to the extent

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required in accordance with the applicable Reinvestment Plan, (d) the Company fails to complete such Restoration Work within 270 days following the occurrence of such Loss Event (provided that such period may be extended for an additional 180 days in the event the Company is using commercially reasonable efforts to complete such Restoration Work), or (e) upon completion of such Restoration Work, the amount of excess Loss Proceeds not needed for such purpose is greater than $20.0 million;
then, within five (5) Business Days thereof, or any other applicable event described in Section 3.10 of the Depositary Agreement pursuant to which Loss Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.10(b)(ii), (iii), (v) or 3.10(c)(ii) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Loss Proceeds or excess or remaining Loss Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(b)    If a Title Event occurs, the Company will use Title Event Proceeds to pay or reimburse costs and expenses necessary to remedy the applicable Title Event. Upon the completion of the effort to remedy any Title Event, if the amount of any excess Title Event Proceeds not needed for such purpose is in excess of $20.0 million, the Company will, within five (5) Business Days following its delivery to the Trustee and the Collateral Agent of an Officer's Certificate certifying, among other things, the result of the effort to remedy such Title Event, direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such excess Title Event Proceeds to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such excess Title Event Proceeds to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of the Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be redeemed or prepaid out of such excess Title Event Proceeds. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(c) If:
(1)     The Company receives any Performance LD Proceeds in excess of $20.0 million; and
(2)(a)     the Company does not submit a Reinvestment Certificate within the 60 days after it receives such Performance LD Proceeds (or promptly upon the Company's determination not to undertake any Performance LD Reinvestment Work with such Performance LD Proceeds), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to complete such Performance LD Reinvestment Work within 90 days following the receipt of such Performance LD Proceeds (provided that such period may be extended for an additional 60 days if the Company is using commercially reasonable efforts to complete such Performance LD

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Reinvestment Work), or (d) upon completion of any Performance LD Reinvestment Work, the amount of excess Performance LD Proceeds not needed for such purpose is greater than $20.0 million;
then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Performance LD Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.11(b)(ii), (iv) or (vi) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Performance LD Proceeds or such excess or remaining Performance LD Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
Notwithstanding the foregoing, if on the Commercial Operation Date, the Project is capable of generating at least 500MW of electricity, the Company shall not be obligated to make such Mandatory Redemption or prepayment otherwise required pursuant to this clause (c) if it instead elects to be subject to the provisions of a Permitted Capacity Reduction, including the mandatory redemption required thereunder.
(d)    If:
(1) The Company receives any Project Contract Termination Proceeds in excess of $20.0 million; and
(2)(a) the Company does not submit a Reinvestment Certificate within 60 days after it receives such Project Contract Termination Proceeds (or promptly upon the Company's determination not to undertake any Project Contract Replacement Work with such Project Contract Termination Proceeds) or (b) upon completion of such Project Contract Replacement Work, the amount of excess Project Contract Termination Proceeds not needed for such purposes is greater than $20.0 million;
then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Project Contract Termination Proceeds are deposited into the Note Redemption Account pursuant to Section 3.11(c)(ii) or (iv) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth under Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be prepaid or redeemed out of such Project Contract Termination Proceeds or excess Project Contract Termination Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be

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payable in cash.
(e)    In the event that, on any Quarterly Date, the conditions for making a Restricted Payment are not satisfied, remaining monies in the Distribution Suspense Account will not, except as indicated in the following sentences, be distributed therefrom until the conditions for making a Restricted Payment are satisfied. If such amounts have been on deposit in the Distribution Suspense Account longer than four consecutive Quarterly Dates and the Company has not been permitted to make a Restricted Payment because the conditions for making such Restricted Payment have not been satisfied, within five Business Days following the fourth consecutive Quarterly Date (subject to extension in accordance with the following sentence), the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such remaining monies to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such remaining monies to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be prepaid or redeemed out of such amounts remaining in the Distribution Suspense Account, provided that the Company shall be entitled to request that any such amounts may be applied instead to the payment of Project Costs, operating expenses or other transaction costs, subject to the Collateral Agent's prior written consent, not to be unreasonably withheld. In the event that the sole reason for the failure to satisfy the Distribution Conditions as of such Quarterly Date is the result of the failure to satisfy the historical Debt Service Coverage Ratio test contemplated in clause (e) of the definition of Distribution Conditions, the four consecutive Quarterly Date period specified above may be extended for up to four additional consecutive Quarterly Dates (“Extended Quarterly Dates”), and the funds shall be held in a sub-account in the Distribution Suspense Account so long as all Distribution Conditions are not met on each Extended Quarterly Date. In the event of a failure to meet all Distribution Conditions on any Extended Quarterly Date, all such funds on deposit in such sub-account shall be subject to the Mandatory Redemption and prepayment provisions set forth in Section 4.44 of the Indenture. On any Extended Quarterly Date on which all Distribution Conditions are met, the funds relating to that Quarterly Date may be released (but not the funds in the aforementioned sub-account, which may only be released after four consecutive Extended Quarterly Dates in which all Distributions Conditions are met). The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(f)    In the event of any reduction of Project capacity as a result of the Adjusted Energy Performance Test under the EPC Contract or in the event of the occurrence at the Commercial Operation Date of any situation that would otherwise require a Mandatory Redemption pursuant to Section 4.42 of the Indenture, the Project capacity may be reduced on such date in accordance with the terms of the EPC Contract (including in respect of the “Adjusted Energy Performance Test”, as defined therein) and the PPA or as otherwise set forth herein and no breach or default under the Financing Documents or any relevant Major Project Contract shall be deemed to have occurred as a result of such reduction or the events giving rise thereto; provided, that, (a) within 30 days after the effective date of such reduction, the Company shall have delivered to the Collateral Agent and the Independent Engineer a certificate setting forth the aggregate principal amount of Notes (“Adjusted Senior Note Amount”) that could have been issued if such Notes had originally been issued with respect to the Project at such reduced capacity, provided that the projected Debt Service Coverage Ratio for each semi-annual period during the projected period calculated after giving effect to such Project capacity reduction and the Adjusted Senior Note Amount, shall equal or exceed the projected minimum Debt Service Coverage Ratios set forth in the Base Case Projections (as certified by the Independent Engineer), (b) within 60 days after the Company's delivery of the certificate set forth in clause (a), the Company shall have redeemed Notes in the aggregate principal amount, if any, by which the then aggregate outstanding principal amount of Notes exceeds the Adjusted Senior Note Amount (the “Capacity Reduction Payment”), at a price equal to par, plus accrued and unpaid interest to the date of such

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redemption, if any, without premium or penalty, in accordance with the provisions set forth in Section 3.09 of the Indenture, (c) the Major Project Contracts otherwise remain in effect with respect to the Project at such reduced capacity, (d) if applicable, all liquidated damages or other payments required to be paid by the EPC Contractor under the EPC Contract in respect of such reduction in capacity have been paid or an equal amount has been contributed as equity to the Company by an Affiliate and (e) if applicable, all payments required to be paid by the Company under the PPA have been paid.
(10)Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holders will be required to pay all taxes due upon transfer, unless the Company or any of its Affiliates is a party to the transfer. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(11)Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on the Notes, except a payment default resulting from accumulation that has been cured) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders by a successor to the Company pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the Security Documents to any provision of the “Description of the Notes” section of the Company's Offering Memorandum dated February 16, 2012, relating to the initial offering of the Notes, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of the Indenture and the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to evidence the succession of a new Trustee under the Indenture.

(13)Defaults and Remedies. Each of the following is an Events of Default: (i) the Company fails to pay interest on any Note in accordance with the terms of this Indenture within five days after the same becomes due and payable; the Company fails to pay any principal or premium, if any, on any Note after the same becomes due and payable, whether by scheduled maturity, redemption, acceleration or otherwise, or the Company fails to offer to redeem or purchase the Notes when required to do so pursuant to Sections 3.09, 3.10, 3.11, 4.15, 4.40, 4.41, 4.42, 4.43 or 4.44 of the Indenture; (iii) the Company fails to perform or observe any of the other covenants under the Indenture or any Security Document (other than, in the case of any Security Document, covenants, the breach of which would not reasonably be expected to result in a Material Adverse Effect) and not otherwise specifically provided for elsewhere in the Indenture and does not cure such failure within 30 days after the earlier of its receipt of notice by the Trustee or the Holders of at least 25% of aggregate principal amount of the Notes then outstanding as a single class and its Actual Knowledge thereof; provided that such grace period may be extended to 90 days if the Company is taking action reasonably likely to cure such failure to perform; (iv) the Company is involved in a Bankruptcy Event; (v) the Company shall (a) default

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in the payment of any principal, interest or other amount when due and the expiration of any applicable grace period, whether by acceleration or otherwise, in respect of any Obligations under the LC Facility or the Replacement LC Facility in principal amount of $10.0 million or more or (b) default in the performance or observance of any obligation or condition with respect to any other Indebtedness in an aggregate principal amount of $25.0 million or more and the effect of such default is to cause the acceleration of such amounts prior to scheduled maturity; (vi) a final judgment or judgments for the payment of money exceeding $25.0 million in the aggregate that are not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Trustee by an insurance consultant shall be entered against the Company by one or more courts, administrative tribunals or other bodies having jurisdiction over the Company and the same is not paid, discharged or stayed, or for which no bond is posted, for a period of 90 consecutive days after its entry; (vii) the occurrence of an Event of Abandonment continues for more than 30 consecutive days; (viii) subject to clause (ix) below, an event of default shall have occurred under any Material Project Contract other than the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 60 days; provided, however, that (a) if (1) such event of default cannot be cured with such 60-day period, (2) such event of default is reasonably susceptible of cure within 120 days from such event of default, (3) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (4) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in such Major Project Contract) and (5) an extension of such 60-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 90 days after the end of the initial 60-day period (for a total of 150 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace a Material Project Contract other than the PPA with a Replacement Project Contract within 120 days; (ix) (A) notwithstanding clause (viii) above, any Major Project Contract other than the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder and other than a termination of one or more LGIAs or the termination of the EPC Contract in connection with which the Company shall have complied with the provisions of Section 3.10 hereof) unless (1) the Company replaces such Major Project Contract with a Replacement Project Contract within 120 days after such termination or cessation and (2) the Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 120-day period or (B) any Permit necessary to operate the Project substantially in accordance with the Project Contracts has been revoked or withdrawn where such revocation or withdrawal would reasonably be expected to have a Material Adverse Effect and no replacement Permit has been obtained within 60 days of such revocation or withdrawal; provided that if such replacement Permit cannot be obtained within such 60-day period then the time within which such replacement Permit may be obtained shall be extended to such date, not to exceed 30 days after the end of the initial 60-day period (for a total of 90 days) as long as diligent efforts are undertaken to obtain such replacement Permit; (x) subject to clause (xi) below, an event of default shall have occurred under the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 30 days; provided, however, that (a) if (1) such event of default cannot be cured with such 30-day period, (2) such event of default is reasonably susceptible of cure within 90 days from such event of default, (3) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (4) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in the PPA) and (5) an extension of such 30-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 60 days after the end of the initial 30-day period (for a total of 90 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace the PPA with a Replacement Project Contract within 90 days; (xi) notwithstanding clause (x) above, the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder) unless (a) the Company replaces the PPA with a Replacement Project Contract within 90 days after such termination or cessation and (b) the Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 90-day period; (xii) the Lien contained

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in the Indenture or any of the Security Documents ceases to be effective to grant a perfected Lien to the Collateral Agent on any material portion of the Collateral described therein with the priority purported to be created thereby and such effectiveness and perfection priority is not reinstated or the Company has not posted cash collateral to the Collateral Agent equal to the replacement value thereof, in each case within 30 days after the time of discovery thereof by the Company, except to the extent that any such loss of effectiveness results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents; (xiii) the Indenture or any Security Document is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof; (xiv) if, at any time following delivery by the Company of an ERISA Notice, (a) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (b) a notice of intent to terminate any Plan is or is reasonably expected to be filed with the PBGC or the PBGC institutes proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company that a Plan may become a subject of any such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, exceeds $10.0 million, (d) the Company incurs or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal, or (f) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in sub-clauses (xiv)(a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; (xv) (a) failure by the Sponsor to contribute the Equity Contribution Amount when due and such failure continues for five Business Days or (b) the Sponsor fails to provide credit support for the obligations under the Equity Contribution Agreement, if required, and such failure continues for 30 days; and (xvi) failure to complete construction of generation capacity of at least 500 MW on or before the Outside Completion Date (as defined in the PPA).

In the case of an Event of Default arising from a Bankruptcy Event with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may require the Trustee to declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
(14)Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)No Recourse Against Others. No past, present or future director, officer, employee, incorporator or equityholder of the Company (including any owner of any membership interest in the Company), as such, will have any liability for any obligations of the Company under the Notes, the Indenture,

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the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16)Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(17)Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.
Requests may be made to:
Topaz Solar Farms LLC
10400 Helios Way
Santa Margarita, CA 93453
Facsimile No.: (515) 281-2351
Attention: General Counsel

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Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________
Your Signature: _______________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option Of Holder To Elect Purchase
If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 of the Indenture, check the box below:

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature: _______________

(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:     _______________
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Schedule of Exchanges of Interests in the Global Note *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

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SCHEDULE 1
SCHEDULE OF PRINCIPAL PAYMENTS
The principal of the Notes will be payable in semi-annual installments, commencing September 30, 2015, pro rata to the registered Holders thereof in accordance with the following schedule:

Payment Date	Percentage of Original Principal Amount Payable	Payment Date	Percentage of Original Principal Amount Payable
September 30, 2015	2.8154%	March 30, 2028	1.3435%
March 30, 2016	1.2325%	September 30, 2028	2.7087%
September 30, 2016	2.8826%	March 30, 2029	1.3668%
March 30, 2017	1.2996%	September 30, 2029	2.7026%
September 30, 2017	2.9405%	March 30, 2030	1.3902%
March 30, 2018	1.3741%	September 30, 2030	2.6966%
September 30, 2018	2.9983%	March 30, 2031	1.4137%
March 30, 2019	1.4483%	September 30, 2031	2.6909%
September 30, 2019	3.0585%	March 30, 2032	1.4375%
March 30, 2020	1.5224%	September 30, 2032	2.6853%
September 30, 2020	2.6524%	March 30, 2033	1.4615%
March 30, 2021	1.124%	September 30, 2033	2.6801%
September 30, 2021	2.6957%	March 30, 2034	1.4859%
March 30, 2022	1.1646%	September 30, 2034	2.6752%
September 30, 2022	2.6509%	March 30, 2035	1.4624%
March 30, 2023	1.176%	September 30, 2035	2.5256%
September 30, 2023	2.6954%	March 30, 2036	1.4343%
March 30, 2024	1.2344%	September 30, 2036	2.6571%
September 30, 2024	2.7272%	March 30, 2037	1.5514%
March 30, 2025	1.2297%	September 30, 2037	2.6524%
September 30, 2025	2.5907%	March 30, 2038	1.5762%
March 30, 2026	1.2044%	September 30, 2038	2.6478%
September 30, 2026	2.7216%	March 30, 2039	1.6012%
March 30, 2027	1.3205%	September 30, 2039	1.6783%
September 30, 2027	2.7151%		%

This Schedule 1 shall be adjusted in the event of any redemption or purchase of the Notes in part.

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[Face of Regulation S Temporary Global Note]

CUSIP/CINS __________
5.75% Series A Senior Secured Notes due 2039
No. ___    $__________
TOPAZ SOLAR FARMS LLC
promises to pay to __________ or registered assigns,
the principal sum of __________________________________________________________ DOLLARS in installments on the dates and in the amounts as set forth in Schedule 1 hereto and made part hereof.
Interest Payment Dates: March 30 and September 30
Record Dates: March 15 and September 15

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Dated: February__, 2012
TOPAZ SOLAR FARMS LLC
By:    _______________
Name: _______________
Title: _______________
This is one of the Notes referred to
in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:     _______________
Authorized Signatory

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[Back of Regulation S Temporary Global Note]
5.75% Series A Senior Secured Notes due 2039
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)Interest. Topaz Solar Farms LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 5.75% per annum from ________________, ___ until maturity. The Company will pay interest, if any, semi-annually in arrears on March 30 and September 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
(1)Method of Payment. The Company will pay interest, and will make payments of principal in accordance with Schedule 1 hereto, on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent on or before the relevant record date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(2)Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders. The Company may act as Paying Agent or Registrar.

(3)Indenture and security documents. The Company issued the Notes under an Indenture dated as of February 24, 2012 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company, secured on a first priority basis by a security interest in substantially all

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of the Company's assets, pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(4)Optional Redemption.

(a)At any time prior to the Maturity Date the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days' but not more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest, if any, on the principal amount of the Notes up to, but not including, the redemption date (subject to the right of the Holder on the relevant record date to receive interest due on the relevant interest payment date).

(b)Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(5)Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(6)No Sinking Fund. The Company is not required to make sinking fund payments with respect to the Notes.

(7)CHANGE OF CONTROL REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within 10 days following either the date upon which a Change of Control has occurred, the Company will send, by first-class mail a notice describing the transaction or transactions that Constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.
(8)Mandatory Redemption.

(a)    If:
(1)    all or a portion of the Project is destroyed, condemned, seized or expropriated,
(2)    the Company receives Loss Proceeds from insurance, indemnification, condemnation or otherwise as a result of such event noted above in excess of an amount equal to $20.0 million, which amount shall have been deposited into the Loss Proceeds Account pursuant to Section 3.10 of the Depositary Agreement; and
(3)    (a) the Company does not submit a Reinvestment Certificate within the later of (i) 90 days of the occurrence of such Loss Event and (ii) 60 days after the Company receives the applicable Loss Proceeds related to such Loss Event (or promptly upon the Company's determination not to

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undertake any Restoration Work in connection with such Loss Event), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to undertake any Restoration Work to the extent required in accordance with the applicable Reinvestment Plan, (d) the Company fails to complete such Restoration Work within 270 days following the occurrence of such Loss Event (provided that such period may be extended for an additional 180 days in the event the Company is using commercially reasonable efforts to complete such Restoration Work), or (e) upon completion of such Restoration Work, the amount of excess Loss Proceeds not needed for such purpose is greater than $20.0 million; then, within five (5) Business Days thereof, or any other applicable event described in Section 3.10 of the Depositary Agreement pursuant to which Loss Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.10(b)(ii), (iii), (v) or 3.10(c)(ii) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Loss Proceeds or such excess or remaining Loss Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Loss Proceeds or excess or remaining Loss Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(b)    If a Title Event occurs, the Company will use Title Event Proceeds to pay or reimburse costs and expenses necessary to remedy the applicable Title Event. Upon the completion of the effort to remedy any Title Event, if the amount of any excess Title Event Proceeds not needed for such purpose is in excess of $20.0 million, the Company will, within five (5) Business Days following its delivery to the Trustee and the Collateral Agent of an Officer's Certificate certifying, among other things, the result of the effort to remedy such Title Event, direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such excess Title Event Proceeds to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such excess Title Event Proceeds to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of the Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be redeemed or prepaid out of such excess Title Event Proceeds. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(c) If:
(1)     The Company receives any Performance LD Proceeds in excess of $20.0 million; and
(2)(a)     the Company does not submit a Reinvestment Certificate within the 60 days after it receives such Performance LD Proceeds (or promptly upon the Company's determination not to undertake any Performance LD Reinvestment Work with such Performance LD Proceeds), (b) the Company fails to submit an acceptable Reinvestment Plan (as approved by the Independent Engineer) within the same time period set forth in clause (a), (c) the Company fails to complete such Performance LD Reinvestment Work within 90 days following the receipt of such

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Performance LD Proceeds (provided that such period may be extended for an additional 60 days if the Company is using commercially reasonable efforts to complete such Performance LD Reinvestment Work), or (d) upon completion of any Performance LD Reinvestment Work, the amount of excess Performance LD Proceeds not needed for such purpose is greater than $20.0 million;then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Performance LD Proceeds are to be deposited into the Note Redemption Account pursuant to Section 3.11(b)(ii), (iv) or (vi) of the Depositary Agreement, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Performance LD Proceeds or such excess or remaining Performance LD Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be redeemed or prepaid out of such Performance LD Proceeds or excess or remaining Performance LD Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. Notwithstanding the foregoing, if on the Commercial Operation Date, the Project is capable of generating at least 500MW of electricity, the Company shall not be obligated to make such Mandatory Redemption or prepayment otherwise required pursuant to this clause (c) if it instead elects to be subject to the provisions of a Permitted Capacity Reduction, including the mandatory redemption required thereunder.
(d)    If:
(1) The Company receives any Project Contract Termination Proceeds in excess of $20.0 million; and
(2)(a) the Company does not submit a Reinvestment Certificate within 60 days after it receives such Project Contract Termination Proceeds (or promptly upon the Company's determination not to undertake any Project Contract Replacement Work with such Project Contract Termination Proceeds) or (b) upon completion of such Project Contract Replacement Work, the amount of excess Project Contract Termination Proceeds not needed for such purposes is greater than $20.0 million; then, within five (5) Business Days thereof or any other applicable event described in Section 3.11 of the Depositary Agreement pursuant to which Project Contract Termination Proceeds are deposited into the Note Redemption Account pursuant to Section 3.11(c)(ii) or (iv) of the Depositary Agreement,, the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such Project Contract Termination Proceeds or such excess Project Contract Termination Proceeds, as applicable, to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth under Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, if any, incurred in connection therewith) that may be prepaid or redeemed out of such Project Contract Termination Proceeds or excess Project Contract Termination Proceeds, as the case may be. The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant

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record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(e)    In the event that, on any Quarterly Date, the conditions for making a Restricted Payment are not satisfied, remaining monies in the Distribution Suspense Account will not, except as indicated in the following sentences, be distributed therefrom until the conditions for making a Restricted Payment are satisfied. If such amounts have been on deposit in the Distribution Suspense Account longer than four consecutive Quarterly Dates and the Company has not been permitted to make a Restricted Payment because the conditions for making such Restricted Payment have not been satisfied, within five Business Days following the fourth consecutive Quarterly Date (subject to extension in accordance with the following sentence), the Company will direct in writing (which written direction shall specify the amounts of the following transfers) the Depositary Agent to transfer (x) the Note Pro Rata Share of such remaining monies to the Note Redemption Account and (y) the LC Facility Pro Rata Share (if any) of such remaining monies to the LC Facility Prepayment Account, which amounts shall be used to redeem the maximum principal amount of Notes in accordance with the provisions set forth in Section 3.09 of the Indenture and, if required, prepay outstanding LC Facility Obligations (plus all accrued interest on the Notes and outstanding LC Facility Obligations and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be prepaid or redeemed out of such amounts remaining in the Distribution Suspense Account, provided that the Company shall be entitled to request that any such amounts may be applied instead to the payment of Project Costs, operating expenses or other transaction costs, subject to the Collateral Agent's prior written consent, not to be unreasonably withheld. In the event that the sole reason for the failure to satisfy the Distribution Conditions as of such Quarterly Date is the result of the failure to satisfy the historical Debt Service Coverage Ratio test contemplated in clause (e) of the definition of Distribution Conditions, the four consecutive Quarterly Date period specified above may be extended for up to four additional consecutive Quarterly Dates (“Extended Quarterly Dates”), and the funds shall be held in a sub-account in the Distribution Suspense Account so long as all Distribution Conditions are not met on each Extended Quarterly Date. In the event of a failure to meet all Distribution Conditions on any Extended Quarterly Date, all such funds on deposit in such sub-account shall be subject to the Mandatory Redemption and prepayment provisions set forth in Section 4.44 of the Indenture. On any Extended Quarterly Date on which all Distribution Conditions are met, the funds relating to that Quarterly Date may be released (but not the funds in the aforementioned sub-account, which may only be released after four consecutive Extended Quarterly Dates in which all Distributions Conditions are met). The redemption price in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.
(f)    In the event of any reduction of Project capacity as a result of the Adjusted Energy Performance Test under the EPC Contract or in the event of the occurrence at the Commercial Operation Date of any situation that would otherwise require a Mandatory Redemption pursuant to Section 4.42 of the Indenture, the Project capacity may be reduced on such date in accordance with the terms of the EPC Contract (including in respect of the “Adjusted Energy Performance Test”, as defined therein) and the PPA or as otherwise set forth herein and no breach or default under the Financing Documents or any relevant Major Project Contract shall be deemed to have occurred as a result of such reduction or the events giving rise thereto; provided, that, (a) within 30 days after the effective date of such reduction, the Company shall have delivered to the Collateral Agent and the Independent Engineer a certificate setting forth the aggregate principal amount of Notes (“Adjusted Senior Note Amount”) that could have been issued if such Notes had originally been issued with respect to the Project at such reduced capacity, provided that the projected Debt Service Coverage Ratio for each semi-annual period during the projected period calculated after giving effect to such Project capacity reduction and the Adjusted Senior Note Amount, shall equal or exceed the projected minimum Debt Service Coverage Ratios set forth in the Base Case Projections (as certified by the Independent Engineer), (b) within 60 days after the Company's delivery of the certificate set forth in clause (a), the Company shall have redeemed Notes in the aggregate principal amount, if any, by which the then aggregate outstanding principal amount of Notes exceeds the Adjusted Senior Note Amount (the “Capacity

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Reduction Payment”), at a price equal to par, plus accrued and unpaid interest to the date of such redemption, if any, without premium or penalty, in accordance with the provisions set forth in Section 3.09 of the Indenture, (c) the Major Project Contracts otherwise remain in effect with respect to the Project at such reduced capacity, (d) if applicable, all liquidated damages or other payments required to be paid by the EPC Contractor under the EPC Contract in respect of such reduction in capacity have been paid or an equal amount has been contributed as equity to the Company by an Affiliate and (e) if applicable, all payments required to be paid by the Company under the PPA have been paid.
(9)Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holders will be required to pay all taxes due upon transfer, unless the Company or any of its Affiliates is a party to the transfer. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on the Notes, except a payment default resulting from accumulation that has been cured) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders by a successor to the Company pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the Security Documents to any provision of the “Description of the Notes” section of the Company's Offering Memorandum dated February 16, 2012, relating to the initial offering of the Notes, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of the Indenture and the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to evidence the succession of a new Trustee under the Indenture.

(12)Defaults and Remedies. Each of the following is an Events of Default: (i) the Company fails to pay interest on any Note in accordance with the terms of this Indenture within five days after the same becomes due and payable; the Company fails to pay any principal or premium, if any, on any Note after the same becomes due and payable, whether by scheduled maturity, redemption, acceleration or otherwise, or the Company fails to offer to redeem or purchase the Notes when required to do so pursuant to Sections 3.09, 3.10, 3.11, 4.15, 4.40, 4.41, 4.42, 4.43 or 4.44 of the Indenture; (iii) the Company fails to perform or observe any of the other covenants under the Indenture or any Security Document (other than, in the case of any Security Document, covenants, the breach of which would not reasonably be expected to result in a Material Adverse Effect) and not otherwise specifically provided for elsewhere in the Indenture and does not cure such failure within 30 days after the earlier of its receipt of notice by the Trustee or the Holders of at least 25% of aggregate principal amount of the Notes then outstanding as a single class and its Actual Knowledge thereof; provided that such grace period may be extended to 90 days if the Company is taking action reasonably likely to cure

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such failure to perform; (iv) the Company is involved in a Bankruptcy Event; (v) the Company shall (a) default in the payment of any principal, interest or other amount when due and the expiration of any applicable grace period, whether by acceleration or otherwise, in respect of any Obligations under the LC Facility or the Replacement LC Facility in principal amount of $10.0 million or more or (b) default in the performance or observance of any obligation or condition with respect to any other Indebtedness in an aggregate principal amount of $25.0 million or more and the effect of such default is to cause the acceleration of such amounts prior to scheduled maturity; (vi) a final judgment or judgments for the payment of money exceeding $25.0 million in the aggregate that are not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Trustee by an insurance consultant shall be entered against the Company by one or more courts, administrative tribunals or other bodies having jurisdiction over the Company and the same is not paid, discharged or stayed, or for which no bond is posted, for a period of 90 consecutive days after its entry; (vii) the occurrence of an Event of Abandonment continues for more than 30 consecutive days; (viii) subject to clause (ix) below, an event of default shall have occurred under any Material Project Contract other than the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 60 days; provided, however, that (a) if (1) such event of default cannot be cured with such 60-day period, (2) such event of default is reasonably susceptible of cure within 120 days from such event of default, (3) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (4) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in such Major Project Contract) and (5) an extension of such 60-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 90 days after the end of the initial 60-day period (for a total of 150 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace a Material Project Contract other than the PPA with a Replacement Project Contract within 120 days; (ix) (A) notwithstanding clause (viii) above, any Major Project Contract other than the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder and other than a termination of one or more LGIAs or the termination of the EPC Contract in connection with which the Company shall have complied with the provisions of Section 3.10 hereof) unless (1) the Company replaces such Major Project Contract with a Replacement Project Contract within 120 days after such termination or cessation and (2) the Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 120-day period or (B) any Permit necessary to operate the Project substantially in accordance with the Project Contracts has been revoked or withdrawn where such revocation or withdrawal would reasonably be expected to have a Material Adverse Effect and no replacement Permit has been obtained within 60 days of such revocation or withdrawal; provided that if such replacement Permit cannot be obtained within such 60-day period then the time within which such replacement Permit may be obtained shall be extended to such date, not to exceed 30 days after the end of the initial 60-day period (for a total of 90 days) as long as diligent efforts are undertaken to obtain such replacement Permit; (x) subject to clause (xi) below, an event of default shall have occurred under the PPA that could reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 30 days; provided, however, that (a) if (1) such event of default cannot be cured with such 30-day period, (2) such event of default is reasonably susceptible of cure within 90 days from such event of default, (3) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (4) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in the PPA) and (5) an extension of such 30-day cure could not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 60 days after the end of the initial 30-day period (for a total of 90 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace the PPA with a Replacement Project Contract within 90 days; (xi) notwithstanding clause (x) above, the PPA shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder) unless (a) the Company replaces the PPA with a Replacement Project Contract within 90 days after such termination or cessation and (b) the Company shall have fully satisfied all

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of its obligations arising out of such termination or cessation within such 90-day period; (xii) the Lien contained in the Indenture or any of the Security Documents ceases to be effective to grant a perfected Lien to the Collateral Agent on any material portion of the Collateral described therein with the priority purported to be created thereby and such effectiveness and perfection priority is not reinstated or the Company has not posted cash collateral to the Collateral Agent equal to the replacement value thereof, in each case within 30 days after the time of discovery thereof by the Company, except to the extent that any such loss of effectiveness results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents; (xiii) the Indenture or any Security Document is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof; (xiv) if, at any time following delivery by the Company of an ERISA Notice, (a) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (b) a notice of intent to terminate any Plan is or is reasonably expected to be filed with the PBGC or the PBGC institutes proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company that a Plan may become a subject of any such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, exceeds $10.0 million, (d) the Company incurs or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal, or (f) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in sub-clauses (xiv)(a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; (xv) (a) failure by the Sponsor to contribute the Equity Contribution Amount when due and such failure continues for five Business Days or (b) the Sponsor fails to provide credit support for the obligations under the Equity Contribution Agreement, if required, and such failure continues for 30 days; and (xvi) failure to complete construction of generation capacity of at least 500 MW on or before the Outside Completion Date (as defined in the PPA).

In the case of an Event of Default arising from a Bankruptcy Event with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may require the Trustee to declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
(13)Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)No Recourse Against Others. No past, present or future director, officer, employee, incorporator or equityholder of the Company (including any owner of any membership interest in the

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Company), as such, will have any liability for any obligations of the Company under the Notes, the Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15)Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Topaz Solar Farms LLC
10400 Helios Way
Santa Margarita, CA 93453
Facsimile No.: (515) 281-2351
Attention: General Counsel

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Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________
Your Signature: _______________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase
If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 of the Indenture, check the box below:

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________
Your Signature: _______________
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:     _______________
Signature Guarantee*: _________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-13

Schedule of Exchanges of Interests in the Regulation S Temporary Global Note
The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

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SCHEDULE 1
schedule of principal payments
The principal of the Notes will be payable in semi-annual installments, commencing September 30, 2015, pro rata to the registered Holders thereof in accordance with the following schedule:

Payment Date	Percentage of Original Principal Amount Payable	Payment Date	Percentage of Original Principal Amount Payable
September 30, 2015	2.8154%	March 30, 2028	1.3435%
March 30, 2016	1.2325%	September 30, 2028	2.7087%
September 30, 2016	2.8826%	March 30, 2029	1.3668%
March 30, 2017	1.2996%	September 30, 2029	2.7026%
September 30, 2017	2.9405%	March 30, 2030	1.3902%
March 30, 2018	1.3741%	September 30, 2030	2.6966%
September 30, 2018	2.9983%	March 30, 2031	1.4137%
March 30, 2019	1.4483%	September 30, 2031	2.6909%
September 30, 2019	3.0585%	March 30, 2032	1.4375%
March 30, 2020	1.5224%	September 30, 2032	2.6853%
September 30, 2020	2.6524%	March 30, 2033	1.4615%
March 30, 2021	1.124%	September 30, 2033	2.6801%
September 30, 2021	2.6957%	March 30, 2034	1.4859%
March 30, 2022	1.1646%	September 30, 2034	2.6752%
September 30, 2022	2.6509%	March 30, 2035	1.4624%
March 30, 2023	1.176%	September 30, 2035	2.5256%
September 30, 2023	2.6954%	March 30, 2036	1.4343%
March 30, 2024	1.2344%	September 30, 2036	2.6571%
September 30, 2024	2.7272%	March 30, 2037	1.5514%
March 30, 2025	1.2297%	September 30, 2037	2.6524%
September 30, 2025	2.5907%	March 30, 2038	1.5762%
March 30, 2026	1.2044%	September 30, 2038	2.6478%
September 30, 2026	2.7216%	March 30, 2039	1.6012%
March 30, 2027	1.3205%	September 30, 2039	1.6783%
September 30, 2027	2.7151%		%

This Schedule 1 shall be adjusted in the event of any redemption or purchase of the Notes in part.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER
Topaz Solar Farms LLC
[ ]
[ ]
[Registrar address block]
Re: 5.75% Series A Senior Secured Notes due 2039
Reference is hereby made to the Indenture, dated as of February 24, 2012 (the “Indenture”), between Topaz Solar Farms LLC, as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ¬ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. ¬ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act [and/,] (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act [and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser)]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary

Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ¬ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    ¬ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    ¬ such Transfer is being effected to the Company or a subsidiary thereof;
or
(c) ¬ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
4. ¬ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) ¬ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ¬ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.
_______________
[Insert Name of Transferor]

By:    _______________

Name:
Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a) a beneficial interest in the:
(i)    ¬ 144A Global Note (CUSIP _________), or
(ii)    ¬ Regulation S Global Note (CUSIP _________), or
(b) ¬ a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a) ¬ a beneficial interest in the:
(i)    ¬ 144A Global Note (CUSIP _________), or
(ii)    ¬ Regulation S Global Note (CUSIP _________), or
(iv)    ¬ Unrestricted Global Note (CUSIP _________); or
(b) ¬ a Restricted Definitive Note; or
(c) ¬ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE
Topaz Solar Farms LLC
[ ]

[Registrar address block]
Re: 5.75% Series A Senior Secured Notes due 2039
(CUSIP [ ])
Reference is hereby made to the Indenture, dated as of February 24, 2012 (the “Indenture”), between Topaz Solar Farms LLC, as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) ¬    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) ¬    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) ¬    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner's Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(d) ¬    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner's Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a) ¬    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner's own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) ¬ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner's Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note or Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

_______________
[Insert Name of Transferor]

By:    _______________

Name:
Title:
Dated: ______________________

C-2

EXHIBIT D

BASE CASE PROJECTIONS

D-1